     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1998


                                                      REGISTRATION NO. 333-40701
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                            ------------------------

                                AMENDMENT NO. 4

                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                             VORNADO OPERATING INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                            ------------------------
                            PARK 80 WEST, PLAZA II,
                         SADDLE BROOK, NEW JERSEY 07663
                           TELEPHONE: (201) 587-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 JOSEPH MACNOW
              EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION
                             VORNADO OPERATING INC.
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663
                           TELEPHONE: (201) 587-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                    COPY TO:
                                ALAN SINSHEIMER
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                           TELEPHONE: (212) 558-4000
                           FACSIMILE: (212) 558-3588

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                          PROPOSED
                                                          MAXIMUM
              TITLE OF SECURITIES                        AGGREGATE                 AMOUNT OF
              BEING REGISTERED(1)                    OFFERING PRICE(2)        REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share..........        $25,000,000                    $0
====================================================================================================



(1) This Registration Statement relates to (i) the distribution (the "Distribution") to common shareholders of Vornado Realty Trust ("Vornado") of one share of common stock, par value $.01 per share ("Common Stock"), of Vornado Operating Inc. for every 20 common shares of beneficial interest, par value $.04 per share, of Vornado held as of the record date for the Distribution and to limited partners of Vornado Realty L.P. ("Vornado Sub") of one share of Common Stock for every 20 units of limited partnership interest in Vornado Sub held as of the record date for the Distribution, and
    (ii) the offer and sale on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 of shares of Common Stock received in the Distribution by Interstate Properties. The number of securities to be issued in connection with the Distribution is not determinable at this time.



(2) Calculated (solely for purposes of determining the registration fee) at the book value of the shares being registered.



(3) A fee of $7,576 was previously paid in respect of this registration statement. The amount of the registration fee hereunder, $7,375, is less than the amount of such previously paid fee.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED MARCH 10 , 1998

                           VORNADO OPERATING COMPANY
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

     This Prospectus is being furnished to both the common shareholders ("Vornado Shareholders") of Vornado Realty Trust, a Maryland real estate investment trust ("Vornado"), and the limited partners other than Vornado ("Limited Partners") of Vornado Realty L.P., a Delaware limited partnership and a subsidiary of Vornado ("Vornado Sub"), in connection with the distribution (the "Distribution") by Vornado Sub and Vornado of all of the outstanding shares of common stock, par value $.01 per share ("Common Stock"), of Vornado Operating Company, a Delaware corporation currently owned by Vornado Sub (the "Company").

     In order to maintain its status as a real estate investment trust ("REIT") for federal income tax purposes, Vornado is required to focus principally on investments in certain qualified real estate assets. The Company is a new corporation which has been formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO THE OWNERSHIP OF COMMON STOCK.

     On --, 1998 (the "Distribution Date"), Vornado Shareholders will receive one share of Common Stock for every 20 common shares of beneficial interest, par value $.04 per share, of Vornado (each, a "Vornado Common Share") held of record as of the close of business on --, 1998 (the "Record Date"), and Limited Partners will receive one share of Common Stock for every 20 units of limited partnership interest (each, a "Unit") in Vornado Sub held of record as of the close of business on the Record Date. Based on the number of Vornado Common Shares and Units outstanding as of January 16, 1998, Vornado Sub will distribute 3,893,429 shares of Common Stock to its partners (i.e., Vornado and the Limited Partners), and Vornado in turn will distribute 3,609,373 shares of Common Stock to the Vornado Shareholders. Cash will be paid in lieu of fractional shares of Common Stock.

     NO HOLDER OF VORNADO COMMON SHARES OR UNITS WILL BE REQUIRED TO MAKE ANY PAYMENT, EXCHANGE ANY VORNADO COMMON SHARES OR UNITS OR TAKE ANY OTHER ACTION IN ORDER TO RECEIVE COMMON STOCK IN THE DISTRIBUTION.

     34,312 shares of Common Stock to be distributed in the Distribution to Interstate Properties, a New Jersey general partnership ("Interstate"), are being offered and sold by Interstate (in the open market or otherwise). The Company will not receive any of the proceeds from the sale of the shares being sold by Interstate. See "The Distribution -- Interstate Transaction."


     The Company's restated certificate of incorporation (the "Charter") provides that no person may own more than 9.9% of the outstanding Common Stock. Shares of Common Stock owned in excess of such limit will be deemed "Excess Shares" pursuant to the Charter, in which case the holder will lose certain ownership rights with respect to such shares and the Company will have the right to purchase such Excess Shares from the holder. See "Description of Capital Stock -- Certain Charter and By-laws Provisions -- Restrictions on Ownership."


     Application has been made to list the Common Stock on the American Stock Exchange under the symbol "VOO."

                            ------------------------

     NO VOTE OF VORNADO SHAREHOLDERS OR LIMITED PARTNERS IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. THEREFORE, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                    The date of this Prospectus is --, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-11 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock described herein. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made hereby to the Registration Statement and such exhibits and schedules. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and from a web site maintained by the Commission on the World Wide Web that contains reports, proxy and information statements and other information on registrants, such as the Company, that must file such material with the Commission electronically. The Commission's address on the world wide web is "http://www.sec.gov".

     The Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by independent certified public accountants for each fiscal year.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information set forth elsewhere in this Prospectus, including the discussion of certain factors set forth under "Risk Factors." Unless the context requires otherwise, all references to "Vornado" in this Prospectus shall be deemed to refer to Vornado Realty Trust and its consolidated subsidiaries, including Vornado Sub, and all references to the "Company" in this Prospectus shall be deemed to refer to Vornado Operating Inc. and its consolidated subsidiaries, including Vornado Operating L.P. ("Company Sub"). Unless otherwise indicated, all information in this Prospectus in respect of the offering made to Merchandise Mart Enterprises, L.L.C., a Delaware limited liability company ("MME"), assumes that MME purchases 15,060 shares of Common Stock at a purchase price per share of $6.42 (the "MME Transaction"). Vornado is the general partner of Vornado Sub and the Company is the general partner of Company Sub. All share and per share amounts in this Prospectus are based on the number of Vornado Common Shares and Units outstanding as of January 16, 1998.


                                THE DISTRIBUTION

Distributing Companies.....  Vornado Sub and Vornado.

Distribution Ratio.........  One share of Common Stock for every 20 Vornado
                             Common Shares or Units.

Record Date................  -- , 1998.

Distribution Date..........  -- , 1998.

No Payment Required........  No holder of Vornado Common Shares or Units will be required to make any payment, exchange any Vornado Common Shares or Units or take any other action in order to receive Common Stock in the Distribution.

Background of and Reasons
  for the Distribution.....  In order to maintain its status as a REIT for federal income tax purposes, Vornado is required to focus principally on investment in certain real estate assets. The Company is a new corporation which has been formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company will be able to do so because it will be taxable as a regular corporation rather than a REIT for taxable years after 1998.

                             The Distribution of Common Stock will enable investors who own both Vornado Common Shares (or Units) and Common Stock the opportunity to participate in the benefits of the REIT operations of Vornado (including ownership of real property) and the non-REIT operations of the Company (including the lease and operation of certain assets owned by Vornado and the lease or ownership and operation of certain other non-real estate assets).

Interstate Transaction.....  Interstate and its three partners -- Steven Roth
                             (Chairman of the Board and Chief Executive Officer of Vornado and the Company), David Mandelbaum (a trustee of Vornado) and Russell B. Wight, Jr. (a trustee of Vornado and a director of the Company) -- will beneficially own, in the aggregate, 19.7% of the Common Stock as a result of the Distribution (excluding shares underlying stock appreciation rights ("SARs") held by Messrs. Roth and Wight for this purpose). The beneficial ownership by Interstate and its partners of 10% or more of the Common Stock at a time when Interstate and its partners beneficially own Vornado Common

                             Shares representing 10% or more of the total value of Vornado's outstanding shares would cause rent Vornado receives from the Company to fail to be treated as qualifying rent for purposes of the REIT gross income requirements. Consequently, Interstate and the Company have agreed that (a) immediately after completion of the Distribution, (i) Interstate will exchange shares representing 9.9% of the Common Stock that will be outstanding immediately after giving effect to the Distribution for a 9.9% undivided interest in all of the Company's assets, and (ii) Interstate and the Company will contribute all of their interests in such assets to Company Sub (a Delaware limited partnership through which the Company will hold its assets and conduct its business) and in return Interstate will receive a 9.9% limited partnership interest and the Company will receive a 90.1% partnership interest therein (such exchange and contribution being collectively referred to herein as the "Interstate Exchange"), and (b) by no later than December 31, 1998, Interstate will sell 34,312 additional shares of Common Stock (in the open market or otherwise) (the "Interstate Sale" and, together with the Interstate Exchange, the "Interstate Transaction"). See "The
                             Distribution -- Interstate Transaction."



MME Transaction............  On January 26, 1998, Vornado entered into a definitive agreement to acquire a substantial portion of the real estate portfolio of the Kennedy family. Pursuant to such agreement, Vornado Sub agreed to issue approximately 301,193 Units to MME. Since the closing of such transaction is not expected to occur until after the Record Date for the Distribution, MME will not receive Common Stock in the Distribution. Accordingly, the Company has agreed to offer MME the opportunity to purchase shares of Common Stock on the terms and conditions set forth in the MME Agreement. Based on the number of Units outstanding as of January 16, 1998, the Company will offer 15,060 shares of Common Stock to MME at a purchase price per share of $6.42. See "The Distribution -- MME Transaction."


Distribution Agent,
Transfer Agent and
  Registrar................  First Union National Bank, Charlotte, North
                             Carolina, will be the distribution agent for the Distribution (the "Distribution Agent") and the Transfer Agent and Registrar for the Common Stock.

Federal Income Tax
  Considerations...........  The Distribution of shares of Common Stock by
                             Vornado will be treated as a taxable dividend to Vornado shareholders to the extent that it is treated as made out of Vornado's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the value of the shares of Common Stock distributed to a Vornado Shareholder exceeds the earnings and profits of Vornado allocated to such Distribution, such excess will be treated first as a return of such shareholder's basis in its Vornado Common Shares to the extent thereof and thereafter as gain on a deemed disposition of Vornado Common Shares. Vornado will recognize gain in connection with the Distribution to the extent that the fair market value of the Common Stock distributed by Vornado exceeds Vornado's share of the cash contributed to the Company. Such gain will give rise to additional taxable income for Vornado Shareholders as such gain will result in an increase in Vornado's current earnings and profits for 1998. Vornado Shareholders will receive a basis in the Common Stock equal to the fair market value thereof at the time of Distribution. A Limited Partner will generally recognize gain in connection with the Distribution to the extent that the fair market value of the Common Stock received by the Limited Partner exceeds the Limited Partner's basis in the Limited Partner's partnership interest. Certain Limited Partners, however, may not be required to recognize gain in the full amount of such excess. See "Federal Income Tax
                             Considerations -- The Distribution."

                                  THE COMPANY

General....................  The Company was incorporated on October 30, 1997 and has had no operations to date. The Company has been formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company is intended to function principally as an operating company, in contrast to Vornado's principal focus on investment in real estate assets.

                             The Company will seek to become the lessee and operator of certain real estate assets owned now or in the future by Vornado, as contemplated by the Intercompany Agreement referred to below. In addition, the Company may pursue other opportunities, although it currently expects that those opportunities will relate in some manner to Vornado and its real estate investments rather than to unrelated businesses.

                             See "The Distribution -- Background of and Reasons for the Distribution" and "Business -- General."

Intercompany Agreement and
  Charter Purpose
  Clauses..................  The Company and Vornado Sub intend to enter into an agreement (the "Intercompany Agreement"), promptly after the Distribution, pursuant to which, among other things, (a) Vornado will agree under certain circumstances to offer the Company an opportunity to become lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) the Company will agree not to make any real estate investment or other REIT-Qualified Investment (as defined) unless it first offers Vornado the opportunity to make such investment and Vornado has rejected that opportunity. The Company's Charter specifies that one of its corporate purposes is to perform the Intercompany Agreement and, for so long as the Intercompany Agreement remains in effect, prohibits the Company from making any real estate investment or other REIT-Qualified Investment without complying with the requirement referred to in (b) of the preceding sentence. See
                             "Business -- Intercompany Agreement and Charter Purpose Clauses."

Initial Capitalization;
Specific Operating Assets
  or Operations to Be
  Acquired.................  Vornado has capitalized the Company with an equity contribution of $25 million of cash. In addition, the Company intends, promptly after the Company is no longer obligated under the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes, to enter into a $75 million revolving credit agreement with Vornado Sub (the "Revolving Credit Agreement"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                             The Company has not yet identified specific operating assets or operations that it will acquire. Although the Company expects to attempt to negotiate to become lessee and operator of some or all of the real estate assets and to purchase some or all of the non-real estate assets of the Cold Storage Companies referred to under "Business -- Initial Capitalization; Specific Operating Assets or Operations to be Acquired," there is no assurance that the Company will be successful in doing so and there is no assurance as to the terms of any such transaction. Moreover, unless Vornado waives the Company's obligation under the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes for its taxable year ending December 31, 1998 (see "Federal Income Tax Considerations -- Taxation of the Company in General"), the Company does not expect to do so until after December 31, 1998. In the interim, the Company expects to invest its available funds primarily in government securities and equity securities of publicly traded REITs.

Company Sub................  The Company will hold its assets and conduct its business through Company Sub. The Company will be the sole general partner of, and will own a 90.1% partnership interest in, Company Sub.

Management of the
  Company..................  Steven Roth (Chairman of the Board and Chief
                             Executive Officer of Vornado), Michael D.
                             Fascitelli (President of Vornado) and other senior officers of Vornado serve (and after the Distribution are expected to continue to serve) in the same capacities at the Company. See "Management."

Dividend Policy............  The Company intends to use its available funds to pursue investment and business opportunities and, therefore, does not anticipate the payment of any cash dividends on the Common Stock in the foreseeable future, except to the extent that the Company is required to make distributions in order to qualify for federal income tax purposes as a REIT for the taxable year ending December 31, 1998. See "Federal Income Tax Considerations -- Taxation of the Company in General -- Taxation of the Company as a REIT for 1998 (But Not Thereafter)."

REIT for 1998
  (But Not Thereafter).....  The Company will agree in the Intercompany
                             Agreement to seek to qualify as a REIT for federal income tax purposes for its taxable year ending December 31, 1998, but not for subsequent years. The Company's qualification as a REIT for its taxable year ending December 31, 1998 may be necessary in order to ensure that the Distribution will not adversely effect Vornado's REIT status. If Vornado determines in its sole discretion that such qualification is not necessary, Vornado may waive such obligation. In any event, the Company will be subject to federal income tax as a regular corporation in taxable years after 1998. See "Federal Income Tax Considerations -- Taxation of the Company in General."

                                  RISK FACTORS

     Vornado Shareholders and Limited Partners should consider carefully, in addition to the other information contained in this Prospectus, the matters set forth under the caption "Risk Factors."

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA


     The Company is a new corporation which has been formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. See "The Distribution -- Background of and Reasons for the Distribution." The Company was incorporated on October 30, 1997 and has had no operations to date. The following sets forth unaudited summary data for the Company as of January 23, 1998, adjusted to give pro forma effect to the Distribution, the Interstate Transaction and the MME Transaction as if such transactions had occurred as of such date.


PRO FORMA CONSOLIDATED FINANCIAL DATA (in thousands, except share and per share data)

Cash........................................................  $  25,097
Minority interest of Interstate in Company Sub..............  $   2,484
Stockholders' equity........................................  $  22,613
Number of shares of Common Stock outstanding................  3,521,549(1)
Stockholders' equity per share..............................  $    6.42(1)

---------------
(1) Based on number of Vornado Common Shares and Units outstanding as of January 16, 1998 and a Distribution ratio of one share of Common Stock for every 20 Vornado Common Shares or Units.

                                  RISK FACTORS

     Vornado Shareholders and Limited Partners should carefully consider and evaluate all of the information set forth in this Prospectus, including the risk factors listed below.

LACK OF OPERATING HISTORY AND OPERATING RESULTS; NO OPERATING ASSETS

     The Company was incorporated on October 30, 1997 and has had no operations to date. The Company owns no operating assets and has not yet entered into any agreement to lease or purchase operating assets.

RESTRICTIONS ON THE COMPANY'S BUSINESS AND FUTURE OPPORTUNITIES

     The Intercompany Agreement and the Charter will prohibit the Company from making any real estate investment or other REIT-Qualified Investment unless it first offers Vornado the opportunity to make such investment and Vornado has rejected that opportunity. See "Business -- Intercompany Agreement and Charter Purpose Clauses." Because of the provisions of the Intercompany Agreement and the Charter, the nature of the Company's business and the opportunities it may pursue are significantly restricted.

NO LEASES OR OPERATING ASSETS EXPECTED IN 1998

     The Company will agree in the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes for its taxable year ending December 31, 1998, but not for subsequent years. The Company's qualification as a REIT for its taxable year ending December 31, 1998 may be necessary in order to ensure that the Distribution will not adversely affect Vornado's REIT status. Unless Vornado waives the Company's obligation to seek to qualify as a REIT for federal income tax purposes for its taxable year ending December 31, 1998, the Company does not expect to lease or purchase operating assets until after December 31, 1998. In the interim, the Company expects to invest its available funds primarily in government securities and equity securities of publicly traded REITs.

DEPENDENCE UPON VORNADO

     The Company expects to rely exclusively on Vornado to identify business opportunities for the Company, and the Company currently expects that those opportunities will relate in some manner to Vornado and its real estate investments rather than to unrelated businesses. There is no assurance that Vornado will identify opportunities for the Company or that any opportunities that Vornado identifies will be within the Company's financial, operational or management parameters. Vornado will be required under the Intercompany Agreement to provide the Company with an opportunity to become the lessee of real property acquired by Vornado only if Vornado determines in its sole discretion that, consistent with Vornado's status as a REIT, it is required to enter into a master lease arrangement with respect to such property and that the Company is qualified to act as lessee thereof. Moreover, the Company will be entitled to enter into such a master lease arrangement with Vornado only if the Company and Vornado are able to agree on mutually satisfactory lease terms.

     If Vornado in the future should fail to qualify as a REIT and thereafter acquired a property, Vornado would have the right under the Intercompany Agreement to lease the property to any person or entity pursuant to any type of lease (including a master lease arrangement) or to operate the property itself, in either case without offering the Company an opportunity to become a lessee thereof. The Company, however, would remain subject to all of the limitations on its operations contained in the Charter and the Intercompany Agreement. Accordingly, if Vornado should fail to qualify as a REIT, that failure could have a material adverse effect on the Company. For a discussion of Vornado's status as a REIT, see "Federal Income Tax Considerations -- Taxation of Vornado in General."

     If Vornado in the future should sell any property which is leased to the Company, it is possible that the new owner might refuse to renew the lease upon the expiration of its term.

SUBSTANTIAL INFLUENCE OF CONTROLLING SHAREHOLDERS; CONFLICTS OF INTEREST

     Interstate and its three partners -- Steven Roth (Chairman of the Board and Chief Executive Officer of Vornado and the Company), David Mandelbaum (a trustee of Vornado) and Russell B. Wight, Jr. (a trustee of Vornado and a director of the Company) -- beneficially own, in the aggregate, 21.3% of the outstanding Vornado Common Shares (excluding shares issuable on conversion of Units for this purpose) and will, after giving effect to the Interstate Transaction, beneficially own, in the aggregate, a 9.9% limited partnership interest in Company Sub and 9.9% of the Common Stock (excluding shares underlying SARs held by Messrs. Roth and Wight for this purpose). Because of the foregoing, Messrs. Roth, Mandelbaum and Wight and Interstate (collectively, the "Interstate Parties") will have substantial influence on the Company and Vornado and on the outcome of any matters submitted to the Company's or Vornado's shareholders for approval.

     Four of the members of the Company's Board (including Messrs. Roth and Fascitelli) are members of Vornado's Board, and each member of senior management of the Company holds a corresponding position with Vornado. Members of the Company's Board and senior management may have different percentage equity interests in the Company and in Vornado. Moreover, the Interstate Parties engage in a wide variety of activities in the real estate business. Thus, members of the Board and senior management of the Company and Vornado and the Interstate Parties may be presented with conflicts of interest with respect to certain matters affecting the Company, such as determination of which of such entities or persons, if any, may take advantage of potential business opportunities, decisions concerning the business focus of such entities (including decisions concerning the types of properties and geographic locations in which such entities make investments), potential competition between business activities conducted, or sought to be conducted, by such entities or persons (including competition for properties and tenants), possible corporate transactions (such as acquisitions) and other strategic decisions affecting the future of such parties.

RISKS ASSOCIATED WITH POTENTIAL INVESTMENTS AND ABILITY TO MANAGE THOSE INVESTMENTS; COMPETITION

     Although the Company currently expects that the opportunities it pursues will relate in some manner to Vornado and its real estate investments rather than to unrelated businesses, it is possible that they will not. In addition, whether or not such opportunities relate in some manner to Vornado and its real estate investments, the businesses in which it engages may require a wide range of skills and qualifications, and there is no assurance that the Company management or employees will have, or that the Company will be able to hire and retain employees with, such skills and qualifications. There also is no assurance that the opportunities the Company pursues will be integrated, perform as expected or contribute significant revenues or profits to the Company, and there is a risk that the Company may realize substantial losses with respect thereto. The industries in which the Company will compete may be subject to government regulation and restrictions, some of which may be significant and burdensome. The businesses with which it will compete may be better capitalized or have other features that will make it difficult for the Company to compete effectively.

OBLIGATIONS UNDER REVOLVING CREDIT FACILITY; LIMITED FINANCIAL RESOURCES

     The Company intends, promptly after the Company is no longer obligated under the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes, to enter into a $75 million Revolving Credit Agreement with Vornado Sub. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Although only interest and commitment fees will be payable under the Revolving Credit Agreement until it expires on December 31, 2002, there can be no assurance that the Company will be able to satisfy all of its obligations under the Revolving Credit Agreement.

     The Company expects that its initial equity contribution of $25 million of cash and borrowings under the Revolving Credit Agreement will be used to support future acquisitions of assets by the Company and other cash requirements. There is no assurance that the Company will have sufficient working capital to finance future acquisitions or pursue additional opportunities. The Company expects to be able to access capital markets or to seek other financing, including financing from Vornado, but there is no assurance that it will be able to do so at all or in amounts or on terms acceptable to the Company. Under certain circumstances it may be deemed desirable by the Company and Vornado to offer and sell Common Stock and Vornado Common Shares under a common plan of distribution. There is no assurance that the timing, terms and manner of such an offering will be as favorable to the Company as the timing, terms and manner of an offering of Common Stock made independently of Vornado. Neither Vornado nor any other person is obligated to provide any additional funds to the Company, to offer securities under a common plan of distribution or to assist it in obtaining additional financing.

ABSENCE OF A PUBLIC MARKET FOR COMMON STOCK

     There is currently no public market for the Common Stock. Application has been made to list the Common Stock on the American Stock Exchange under the symbol "VOO." Until the Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in the Common Stock will develop or be sustained in the future. In the event no active trading market develops for the Common Stock, holders of shares of Common Stock may not be able to sell their shares promptly at a reasonable price. Accordingly, holders of Common Stock should consider the Common Stock a long-term investment. Interstate has agreed to sell 34,312 shares of Common Stock by December 31, 1998, and these sales could adversely affect the market price of the Common Stock.

     The prices at which the Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the Company's performance and prospects, the depth and liquidity of the market for the Common Stock, investor perception of the Company and of the industries in which the Company operates and economic conditions in general, the Company's dividend policy, and general financial and other market conditions. In addition, financial markets have experienced extreme price and volume fluctuations that have affected the market price of the stocks of many companies and that, at times, could be viewed as unrelated or disproportionate to the operating performance of such companies. Such fluctuations have also affected the share prices of many newly public issuers. Such volatility and other factors may materially adversely affect the market price of the Common Stock.

ABSENCE OF DIVIDENDS ON COMMON STOCK

     The Company intends to use its available funds to pursue investment and business opportunities and, therefore, does not anticipate the payment of any cash dividends on the Common Stock in the foreseeable future, except to the extent that the Company is required to make distributions in order to qualify for federal income tax purposes as a REIT for the taxable year ending December 31, 1998. See "Federal Income Tax Considerations -- Taxation of the Company in General -- Taxation of the Company as a REIT for 1998 (But Not Thereafter)." Except for distributions described in the preceding sentence, payment of dividends on the Common Stock is prohibited under the Revolving Credit Agreement until all amounts outstanding thereunder have been paid in full and the commitment thereunder is terminated, and will also be subject to such limitations as may be imposed by any other credit facilities that the Company may obtain from time to time.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Steven Roth, the Chairman and Chief Executive Officer of the Company, and Michael D. Fascitelli, the President of the Company. While the Company believes that it could find replacements for these key personnel, the loss of their services could have an adverse effect on the operations of the Company.

POTENTIAL ANTITAKEOVER EFFECTS OF CHARTER DOCUMENTS AND APPLICABLE LAW

     The Charter and By-laws and applicable sections of the Delaware General Corporation Law (the "DGCL") contain provisions that may make more difficult the acquisition of control of the Company without the approval of the Company's Board. See "Description of Capital Stock."

DEPENDENCE ON DIVIDENDS AND DISTRIBUTIONS OF SUBSIDIARIES

     Substantially all of the Company's assets will consist of its partnership interests in Company Sub, of which the Company will be a general partner. Substantially all of Company Sub's properties and assets are expected to be held through subsidiaries. Any right of the Company's stockholders to participate in any distribution of the assets of any indirect subsidiary of the Company upon the liquidation, reorganization or insolvency of such subsidiary (and any consequent right of the Company's securityholders to participate in those assets) will be subject to the claims of the creditors (including trade creditors) and preferred holders of equity, if any, of Company Sub and such subsidiary, except to the extent the Company has a recognized claim against such subsidiary as a creditor of such subsidiary. In addition, in the event that claims of the Company as a creditor of a subsidiary are recognized, such claims would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

POTENTIAL COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate (including, e.g., the Company as lessee of real estate) may be required to investigate and clean up certain hazardous substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred in connection with the contamination. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral or the operator's ability to sell or finance the operations. Other federal, state and local laws, ordinances and regulations require abatement or removal of certain asbestos-containing materials in the event of demolition or certain renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The operation and subsequent removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership, operation and management of its properties, including the properties it expects to lease from Vornado or others, the Company could be held liable for the costs of remedial action with respect to such regulated substances or tanks or related claims.

FEDERAL INCOME TAX RISKS

     The Distribution of shares of Common Stock by Vornado will be treated as a taxable dividend to Vornado shareholders to the extent that it is treated as made out of Vornado's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the value of the shares of Common Stock distributed to a Vornado Shareholder exceeds the earnings and profits of Vornado allocated to such Distribution, such excess will be treated first as a return of such shareholder's basis in its Vornado Common Shares to the extent thereof and thereafter as gain on a deemed disposition of Vornado Common Shares. Vornado will recognize gain in connection with the Distribution to the extent that the fair market value of the Common Stock distributed by Vornado exceeds Vornado's share of the cash contributed to the Company. Such gain will give rise to additional taxable income for Vornado Shareholders as such gain will result in an increase in Vornado's current earnings and profits for 1998. Vornado Shareholders will receive a basis in the Common Stock equal to the fair market value thereof at the time of Distribution. A Limited Partner will generally recognize gain in connection with the Distribution to the extent that the fair market value of the Common Stock received by the Limited Partner exceeds the Limited Partner's basis in the Limited Partner's partnership interest. Certain Limited Partners, however, may not be required to recognize gain in the full amount of such excess. See "Federal Income Tax Considerations -- The Distribution."

                                THE DISTRIBUTION

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

     In order to maintain its status as a REIT for federal income tax purposes, Vornado is required to focus principally on investment in certain real estate assets. See "Federal Income Tax Considerations -- Taxation of Vornado in General." Accordingly, Vornado has been prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT.

     The Company is a new corporation which has been formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company will be able to do so because it will be taxable as a regular corporation rather than a REIT for taxable years after 1998. In this regard, the Company and Vornado intend to enter into the Intercompany Agreement, promptly after the Distribution, pursuant to which, among other things, (a) Vornado will agree under certain circumstances to offer the Company an opportunity to become lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) the Company will agree not to make any real estate investment or other REIT-Qualified Investment unless it first offers Vornado the opportunity to make such investment and Vornado has rejected that opportunity. See "Business -- Intercompany Agreement and Charter Purpose Clauses."


     The Distribution of Common Stock (in a so-called "paper-clip" structure) will enable investors who own both Vornado Common Shares (or Units) and Common Stock the opportunity to participate in the benefits of the REIT operations of Vornado (including ownership of real property) and the non-REIT operations of the Company (including the lease and operation of certain assets owned by Vornado and the lease or ownership and operation of certain other non-real estate assets). A small number of REITs operate in a "paper-clip" structure. A small number of REITs, operating under tax provisions that no longer are available, have shares that are "paired" or "stapled" with shares of a related operating company. The shares of Common Stock and the Vornado Common Shares are not, and will not be, paired or stapled in any manner and may be owned and transferred separately and independently of each other.


MANNER OF EFFECTING THE DISTRIBUTION

     On the Distribution Date, Vornado Sub will distribute all of the outstanding shares of Common Stock to its partners (i.e., Vornado and the other Limited Partners), pro rata in accordance with their respective interests in Vornado Sub held of record as of the close of business on the Record Date, and will deliver to Vornado and the other Limited Partners certificates representing such shares. Vornado in turn will distribute all of the shares of Common Stock it receives to the Vornado Shareholders, pro rata in accordance with the number of Vornado Common Shares held of record as of the close of business on the Record Date, and will cause the Distribution Agent to mail certificates representing such shares to the Vornado Shareholders entitled thereto. As a result of these distributions, Vornado Shareholders will receive one share of Common Stock for every 20 Vornado Common Shares held of record as of the close of business on the Record Date, and Limited Partners will receive one share of Common Stock for every 20 Units held of record as of the close of business on the Record Date.

     No Vornado Shareholder or Limited Partner will be entitled to receive a fractional share of Common Stock in connection with the Distribution. Instead, the Distribution Agent will (a) aggregate all fractional shares of Common Stock which would otherwise be issuable in connection with the Distribution, (b) sell those shares in the open market for cash and (c) mail to each Vornado Shareholder or Limited Partner, in lieu of the fractional share such Vornado Shareholder or Limited Partner would otherwise receive, a check in an amount equal to such Vornado Shareholder's or Limited Partner's pro rata share in the aggregate amount received for such shares.

     Inquiries relating to the Distribution should be directed to the Distribution Agent at First Union National Bank, 1525 West W.T. Harris
Blvd. -- 3C3, Charlotte, North Carolina 28288-1153, Atten-tion: Corporate Trust Client Services NC-1153; or by telephone at 800-829-8432, Monday through Friday, 9:00 a.m. to 5:00 p.m. (Eastern time).

     NO HOLDER OF VORNADO COMMON SHARES OR UNITS WILL BE REQUIRED TO MAKE ANY PAYMENT, EXCHANGE ANY VORNADO COMMON SHARES OR UNITS OR TAKE ANY OTHER ACTION IN ORDER TO RECEIVE COMMON STOCK IN THE DISTRIBUTION.

INTERSTATE TRANSACTION

     Interstate, a New Jersey general partnership, and its three partners -- Steven Roth (Chairman of the Board and Chief Executive Officer of Vornado and the Company), David Mandelbaum (a trustee of Vornado) and Russell B. Wight, Jr. (a trustee of Vornado and a director of the Company) -- will beneficially own, in the aggregate, 19.7% of the Common Stock as a result of the Distribution (ignoring SARs held by Messrs. Roth and Wight for this purpose). Under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Vornado will not continue to be treated as a REIT unless it satisfies, among other things, requirements relating to the sources of its gross income. See "Federal Income Tax Considerations -- Taxation of Vornado in General." Rents received or accrued by Vornado from the Company will not be treated as qualifying rent for purposes of these requirements if Vornado is treated, either directly or under the applicable attribution rules, as owning 10% or more of the Common Stock of the Company. Vornado will be treated as owning, under the applicable attribution rules, 10% or more of the Common Stock at any time that Interstate and its partners own, directly or under the applicable attribution rules, (a) Vornado shares with a value equal to 10% or more of the total value of Vornado's outstanding shares and (b) 10% or more of the Common Stock of the Company. Thus, in order to enable rents received or accrued by Vornado from the Company to be treated as qualifying rent for purposes of the REIT gross income requirements, Interstate and the Company have agreed that (a) immediately after completion of the Distribution, (i) Interstate will exchange shares representing 9.9% of the Common Stock that will be outstanding after giving effect to the Distribution for a 9.9% undivided interest in all of the Company's assets and (ii) Interstate and the Company will contribute all of their interests in such assets to Company Sub (a Delaware limited partnership through which the Company will hold its assets and conduct its business) and in return Interstate will receive a 9.9% limited partnership interest and the Company will receive a 90.1% partnership interest therein, and
(b) by no later than December 31, 1998, Interstate will sell 34,312 additional shares of Common Stock (in the open market or otherwise). At any time after the first anniversary of the Interstate Exchange, Interstate will have the right to have its limited partnership interest in Company Sub redeemed by Company Sub either (a) for cash in an amount equal to the fair market value, at the time of redemption, of a number of shares of Common Stock equal to the number originally exchanged by Interstate as described in the preceding sentence or (b) for such number of shares of Common Stock, in each case as selected by the Company and subject to customary anti-dilution adjustments.


MME TRANSACTION


     On January 26, 1998, Vornado entered into a definitive agreement to acquire a substantial portion of the real estate portfolio of the Kennedy family. Pursuant to such agreement, Vornado Sub agreed to issue approximately 301,193 Units to MME. Since the closing of such transaction is not expected to occur until after the Record Date for the Distribution, MME will not receive Common Stock in the Distribution. Accordingly, the Company has agreed to offer MME the opportunity to purchase shares of Common Stock on the terms and conditions set forth in the MME Agreement. Based on the number of Units outstanding as of January 16, 1998, the Company will offer 15,060 shares of Common Stock to MME at a purchase price per share of $6.42. The actual number of shares of Common Stock offered to MME may vary based on the number of Units outstanding on the Record Date. MME must provide the Company with an irrevocable written notice of its commitment to purchase all or part of the shares that it is offered within three business days from the date on which the Registration Statement becomes effective. The closing of the MME Offering is expected to occur immediately after the Distribution.

TRADING OF COMMON STOCK

     There is currently no public market for the Common Stock. Application has been made to list the Common Stock on the American Stock Exchange under the symbol "VOO." Until the Common Stock is fully distributed and an orderly trading market develops, the prices at which trading in such stock occurs may fluctuate significantly. There can be no assurance that an active trading market in the Common Stock will develop or be sustained in the future.

     The Company will have approximately 2,000 stockholders of record, based on the number of record holders of Vornado Common Shares and Units on the Record Date. The Transfer Agent and Registrar for the Common Stock will be First Union National Bank, Charlotte, North Carolina.

     Based on the number of Vornado Common Shares and Units outstanding as of January 16, 1998 and after giving effect to the Distribution, the Interstate Transaction and the MME Offering, 3,521,549 million shares of Common Stock will be outstanding.These shares will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company as well as principal stockholders of the Company, if any. Persons who are affiliates of the Company will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(2) of the Securities Act (relating to private sales) or by Rule 144 under the Securities Act. Interstate has agreed to sell 34,312 shares of Common Stock following the Distribution, and these sales have been registered under the Registration Statement of which this Prospectus is a part. See "--Interstate Transaction." Besides these shares, neither Vornado nor the Company is able to predict whether substantial amounts of Common Stock will be sold in the open market following the Distribution. Sale of substantial amounts of Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of Common Stock.

FEDERAL INCOME TAX CONSIDERATIONS

     The Distribution of shares of Common Stock by Vornado will be treated as a taxable dividend to Vornado shareholders to the extent that it is treated as made out of Vornado's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the value of the shares of Common Stock distributed to a Vornado Shareholder exceeds the earnings and profits of Vornado allocated to such Distribution, such excess will be treated first as a return of such shareholder's basis in its Vornado Common Shares to the extent thereof and thereafter as gain on a deemed disposition of Vornado Common Shares. Vornado will recognize gain in connection with the Distribution to the extent that the fair market value of the Common Stock distributed by Vornado exceeds Vornado's share of the cash contributed to the Company. Such gain will give rise to additional taxable income for Vornado's shareholders as such gain will result in an increase in Vornado's current earnings and profits for 1998. Vornado Shareholders will receive a basis in the Common Stock equal to the fair market value thereof at the time of Distribution. A Limited Partner will generally recognize gain in connection with the Distribution to the extent that the fair market value of the Common Stock received by the Limited Partner exceeds the Limited Partner's basis in the Limited Partner's partnership interests. Certain Limited Partners, however, may not be required to recognize gain in the full amount of such excess.

     All Vornado Shareholders and Limited Partners should carefully read the discussion of the material federal income tax consequences of the Distribution under "Federal Income Tax Considerations -- The Distribution" and are urged to consult their own tax advisers as to the federal, state, local and foreign tax consequences in their particular circumstances.

                                DIVIDEND POLICY

     The Company intends to use its available funds to pursue investment and business opportunities and, therefore, does not anticipate the payment of any cash dividends on the Common Stock in the foreseeable future, except to the extent that the Company is required to make distributions in order to qualify for federal income tax purposes as a REIT for the taxable year ending December 31, 1998. See "Federal Income Tax Considerations -- Taxation of the Company in General -- Taxation of the Company as a REIT for 1998 (But Not Thereafter)." Except for distributions described in the preceding sentence, payment of dividends on the Common Stock is prohibited under the Revolving Credit Agreement until all amounts outstanding thereunder are paid in full and the commitment thereunder is terminated, and will also be subject to such limitations as may be imposed by any other credit facilities that the Company may obtain from time to time. The declaration of dividends will be subject to the discretion of the Board.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA


     The Company is a new corporation which has been formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. See "The Distribution -- Background of and Reasons for the Distribution." The Company was incorporated on October 30, 1997 and has had no operations to date. The following sets forth unaudited selected data for the Company as of January 23, 1998, adjusted to give pro forma effect to the Distribution, the Interstate Transaction and the MME Transaction as if such transactions had occurred as of such date.


PRO FORMA CONSOLIDATED FINANCIAL DATA (in thousands, except share and per share data)

Cash........................................................  $  25,097
Minority interest of Interstate in Company Sub..............  $   2,484
Stockholders' equity........................................  $  22,613
Number of shares of Common Stock outstanding................  3,521,549(1)
Stockholders' equity per share..............................  $    6.42(1)

---------------

(1) Based on number of Vornado Common Shares and Units outstanding as of January 16, 1998 and a Distribution ratio of one share of Common Stock for every 20 Vornado Common Shares or Units.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Pro Forma Consolidated Financial Data" and the historical and pro forma balance sheet and note thereto appearing elsewhere in this Prospectus.

     The Company was incorporated on October 30, 1997 and has had no operations to date. The Company has been formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company is intended to function principally as an operating company, in contrast to Vornado's principal focus on investment in real estate assets.

     The Company will seek to become the lessee and operator of certain real estate assets owned now or in the future by Vornado, as contemplated by the Intercompany Agreement. In addition, the Company may pursue other opportunities, although it currently expects that those opportunities will relate in some manner to Vornado and its real estate investments rather than to unrelated businesses.

     The Company will agree in the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes for its taxable year ending December 31, 1998, but not for subsequent years. The Company's qualification as a REIT for its taxable year ending December 31, 1998 may be necessary in order to ensure that the Distribution will not adversely affect Vornado's REIT status. Unless Vornado waives the Company's obligation to seek to qualify as a REIT for federal income tax purposes for its taxable year ending December 31, 1998, the Company does not expect to lease or purchase operating assets until after December 31, 1998. In the interim, the Company expects to invest its available funds primarily in government securities and equity securities of publicly traded REITs.

LIQUIDITY AND CAPITAL RESOURCES

     Vornado has capitalized the Company with an equity contribution of $25 million of cash. The Company intends, promptly after it is no longer obligated under the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes, to obtain a $75 million unsecured five-year revolving credit facility from Vornado Sub under the Revolving Credit Agreement. Borrowings under the Revolving Credit Agreement will bear interest at a floating rate per annum equal to LIBOR plus 3%. The Company will pay Vornado Sub a commitment fee equal to 1% per annum on the average daily unused portion of the facility. Amounts may be borrowed under the Revolving Credit Agreement, repaid and reborrowed from time to time on a revolving basis (so long as the principal amount outstanding at any time does not exceed $75 million). Only interest and commitment fees will be payable under the Revolving Credit Agreement until it expires on December 31, 2002. The Revolving Credit Agreement will prohibit the Company from incurring indebtedness to third parties (other than certain purchase money debt and certain other exceptions) and will prohibit the Company from paying dividends. Debt under the Revolving Credit Agreement will be fully recourse against the Company. The Company expects that borrowings under the Revolving Credit Agreement will be used to support future acquisitions of assets by the Company and other cash requirements.

     The Company owns no operating assets and has not yet entered into any agreement to lease or purchase operating assets. The Company will have no external sources of financing except for the Revolving Credit Agreement.

                                    BUSINESS

GENERAL

     The Company was incorporated on October 30, 1997 and has had no operations to date. The principal executive offices of the Company are located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, and its telephone number at that location is (201) 587-1000.

     The Company has been formed to own assets that Vornado could not itself own and conduct activities that Vornado itself could not conduct. The Company is intended to function principally as an operating company, in contrast to Vornado's principal focus on investment in real estate assets. See "The Distribution -- Background of and Reasons for the Distribution."

     The Company will seek to become the lessee and operator of certain real estate assets owned now or in the future by Vornado, as contemplated by the Intercompany Agreement referred to below. In addition, the Company may pursue other opportunities, although it currently expects that those opportunities will relate in some manner to Vornado and its real estate investments rather than to unrelated businesses.

INTERCOMPANY AGREEMENT AND CHARTER PURPOSE CLAUSES

     The Company and Vornado intend to enter into the Intercompany Agreement, promptly after the Distribution, pursuant to which, among other things, (a) Vornado will agree under certain circumstances to offer the Company an opportunity to become the lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) the Company will agree not to make any real estate investment or other REIT-Qualified Investment unless it first offers Vornado the opportunity to make such investment and Vornado has rejected that opportunity.

     More specifically, the Intercompany Agreement will require, subject to certain terms, that Vornado provide the Company with an opportunity (a "Tenant Opportunity") to become the lessee of any real property owned now or in the future by Vornado if Vornado determines in its sole discretion that, consistent with Vornado's status as a REIT, it is required to enter into a "master" lease arrangement with respect to such property and that the Company is qualified to act as lessee thereof. In general, a master lease arrangement is an arrangement pursuant to which an entire property or project (or a group of related properties or projects) are leased to a single lessee. Under the Intercompany Agreement, the Company and Vornado will negotiate with each other on an exclusive basis for 30 days regarding the terms and conditions of the lease in respect of each Tenant Opportunity. If a mutually satisfactory agreement cannot be reached within the 30-day period, Vornado may for a period of one year thereafter enter into a binding agreement with respect to such Tenant Opportunity with any third party on terms no more favorable to the third party than the terms last offered to the Company. If Vornado does not enter into a binding agreement with respect to such Tenant Opportunity within such one-year period, Vornado must again offer the Tenant Opportunity to the Company in accordance with the procedures specified above prior to offering such Tenant Opportunity to any other party.

     In addition, the Intercompany Agreement will prohibit the Company from making (i) any investment in real estate (including the provision of services related to real estate, real estate mortgages, real estate derivatives or entities that invest in the foregoing) or (ii) any other REIT-Qualified Investment, unless it has provided written notice to Vornado of the material terms and conditions of the investment opportunity and Vornado has determined not to pursue such investment either by providing written notice to the Company rejecting the opportunity within 10 days from the date of receipt of notice of the opportunity or by allowing such 10-day period to lapse. As used herein, "REIT-Qualified Investment" means an investment, at least 95% of the gross income from which would qualify under the 95% gross income test set forth in section 856(c)(2) of the Code (or could be structured to so qualify) and the ownership of which would not cause Vornado to violate the asset limitations set forth in section 856(c)(4) of the Code (or could be structured not to cause

Vornado to violate the section 856(c)(4) limitations); provided, however, that "REIT-Qualified Investment" does not include an investment in government securities, cash or cash items (as defined for purposes of section 856(c)(4) of the Code), money market funds, certificates of deposit, commercial paper having a maturity of not more than 90 days, bankers' acceptances or the property transferred to the Company by Vornado Sub. The Intercompany Agreement will also require the Company to assist Vornado in structuring and consummating any such investment which Vornado elects to pursue, on terms determined by Vornado. In addition, the Company will agree to notify Vornado of, and make available to, Vornado investment opportunities developed by the Company or of which the Company becomes aware but is unable or unwilling to pursue.

     Under the Intercompany Agreement, Vornado will agree to provide the Company with certain administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. For these services, the Company will compensate Vornado in an amount determined in good faith by Vornado as the amount an unaffiliated third party would charge the Company for comparable services and will reimburse Vornado for certain costs incurred and paid to third parties on behalf of the Company.

     Under the Intercompany Agreement, the Company will agree that it will seek to qualify as a REIT for its taxable year ending December 31, 1998. The Company's qualification as a REIT for its taxable year ending December 31, 1998 may be necessary to ensure that Vornado's status as a REIT will not be adversely affected by the Distribution. If Vornado concludes in its sole discretion that such qualification is not necessary, Vornado may waive such obligation. See "Federal Income Tax Considerations -- Taxation of the Company in
General -- Taxation of the Company as a REIT for 1998 (But Not Thereafter)."

     Vornado and the Company each have the right to terminate the Intercompany Agreement if the other party is in material default of the Intercompany Agreement or upon 90 days written notice to the other party at any time after December 31, 2002. In addition, Vornado has the right to terminate the Intercompany Agreement upon a change in control of the Company.

     The Company's Charter specifies that one of its corporate purposes is to perform the Intercompany Agreement and, for so long as the Intercompany Agreement remains in effect, prohibits the Company from making any real estate investment or other REIT-Qualified Investment without first offering the opportunity to Vornado in the manner specified in the Intercompany Agreement.

COMPANY SUB

     The Company will hold its assets and conduct its business through Company Sub. The Company will be the sole general partner of, and will own a 90.1% partnership interest in, Company Sub.

INITIAL CAPITALIZATION; SPECIFIC OPERATING ASSETS OR OPERATIONS TO BE ACQUIRED

     Vornado has capitalized the Company with an equity contribution of $25 million of cash. In addition, the Company intends, promptly after it is no longer obligated under the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes, to enter into a $75 million Revolving Credit Agreement with Vornado Sub.

     The Company has not yet identified specific operating assets or operations that it will acquire. Although the Company expects to attempt to negotiate to become lessee and operator of some or all of the real estate assets and to purchase some or all of the non-real estate assets of the Cold Storage Companies referred to below, there is no particular transaction that is probable at this time. Moreover, unless Vornado waives the Company's obligation under the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes for its taxable year ending December 31, 1998 (see "Federal Income Tax Considerations -- Taxation of the Company in General"), the

Company does not expect to do so until after December 31, 1998. In the interim, the Company expects to invest its available funds primarily in government securities and equity securities of publicly traded REITs.

     On October 31, 1997, partnerships (the "Vornado/Crescent Partnerships") in which affiliates of Vornado have a 60% interest and affiliates of Crescent Real Estate Equities Limited ("Crescent") have a 40% interest acquired each of Americold Corporation ("Americold") and URS Logistics, Inc. ("URS," and together with Americold, the "Cold Storage Companies"). Vornado's investments in the Vornado/Crescent Partnerships are currently held by corporations in which Vornado owns all of the preferred stock and none of the common equity ("preferred stock affiliates"). Ownership of the preferred stock entitles Vornado to substantially all of the economic benefits in the preferred stock affiliates. The common stock of the preferred stock affiliates is owned by officers and/or trustees of Vornado. Accordingly, Vornado is not able to elect the boards of directors of the preferred stock affiliates, and does not have the authority to control the management and operations of such affiliates.


     Americold, headquartered in Portland, Oregon, is the nation's largest cold storage and logistics warehouse company. In connection with its warehouse business, Americold manages an integrated distribution logistics system serving the frozen food industry. URS, headquartered in Atlanta, Georgia, provides refrigerated and frozen storage and distribution to the leading food manufacturers in the nation.



     The Cold Storage Companies collectively own and operate 80 warehouse facilities with an aggregate of approximately 367 million cubic feet of refrigerated, frozen and dry storage space. The Cold Storage Companies currently operate the warehouses pursuant to arrangements with national food suppliers such as Tyson Foods, Kraft Foods, ConAgra and Pillsbury, and employ approximately 3,900 employees. The management and operation of the Cold Storage Companies includes, among other things, the management of the warehouse facilities and the performance of certain logistics, transportation management, accounting, marketing, engineering, data processing and operational functions.


     Vornado is currently considering a number of alternatives in respect of its investments in the Cold Storage Companies, and has not yet finalized its plans in respect of such investments. One such alternative involves Vornado offering the Company the opportunity to negotiate to become lessee and operator of some or all of the real estate assets and to purchase some or all of the non-real estate assets of the Cold Storage Companies. However, significant tax and structuring considerations must be resolved before Vornado finalizes its plans in respect of the Cold Storage Companies, including determining whether to provide the Company with such an opportunity. These tax and structuring considerations include, among others, determining whether to seek one or more private letter rulings from the Internal Revenue Service; identifying the nature and value of individual assets currently owned by the Cold Storage Companies; division of the assets that will be owned by the Vornado/Crescent Partnerships and any assets that such partnership may wish to sell; and obtaining the necessary consent from Crescent for certain transactions involving the Cold Storage Companies. In addition, because Vornado holds its investments in the Vornado/Crescent Partnerships through preferred stock affiliates, Vornado does not have the authority to control when or if the Company is offered an opportunity to become a lessee and operator of some or all of the real estate assets and to purchase some or all of the non-real estate assets of the Cold Storage Companies. Accordingly, no assurance can be given that Vornado will provide the Company with such an opportunity or that Vornado and the Company will be able to agree on the terms and conditions of any lease or purchase of assets.

     Vornado, Crescent and the Company have not previously engaged in the cold storage business. The Company expects to retain many of the existing officers and employees of the Cold Storage

Companies if it enters into a "master" lease arrangement in respect of the Cold Storage Companies' businesses. However, there can be no assurance that the Company will be able to successfully manage such businesses. The businesses of the Cold Storage Companies may be subject to certain other risks, including dependence on key customers and downturns in agricultural markets resulting from severe weather or other factors.


CERTAIN ACTIVITIES



     Until the Company is no longer obligated under the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes and except as required in connection with the Interstate Transaction and the MME Transaction and as otherwise contemplated herein, the Company does not expect to (a) issue senior securities, (b) borrow money, (c) make loans to other persons, (d) invest in the securities of other issuers for the purpose of exercising control, (e) underwrite securities of other issuers, (f) engage in the purchase and sale (or turnover) of investments, (g) offer securities in exchange for property, (h) repurchase or otherwise reacquire its shares or other securities, (i) make investments in real estate or interests in real estate, (j) make investments in real estate mortgages or (k) invest in securities of or interests in persons primarily engaged in real estate activities. After such time, the Company intends to conduct its business in a manner consistent with its Charter and the Intercompany Agreement. See "--General" and "-- Intercompany Agreement and Charter Purpose Clauses." Subject to the provisions of the Charter and the Intercompany Agreement, the Company's policy with respect to engaging in the foregoing activities may be changed by its officers and directors without a vote of its stockholders.


PROPERTY

     Under the Intercompany Agreement, Vornado will agree to make available to the Company, at Vornado's principal office in Saddle Brook, New Jersey, space for the Company's principal corporate office, for which the Company will compensate Vornado in an amount determined in good faith by Vornado as the amount an unaffiliated third party would charge the Company for comparable space. The Company believes that such facilities will be adequate to meet its expected requirements for the coming year.

EMPLOYEES

     As of the date of this Prospectus, the Company had no employees. The Company expects that, when it acquires specific assets and business operations, the subsidiaries of the Company making such acquisitions will have their own employees.

LEGAL PROCEEDINGS

     There are no pending legal proceedings to which the Company is a party or which any of its properties are subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to those persons who have agreed to serve as the directors and executive officers of the
Company:

                                      DIRECTOR
NAME                                   CLASS      AGE    POSITION
-----------------------------------   --------    ---    ----------------------------------------
Steven Roth(1).....................    III        56     Chairman of the Board and Chief
                                                         Executive Officer
Michael D. Fascitelli(1)...........    III        40     President and Director
Russell B. Wight, Jr.(1)...........     II        57     Director
[FIRST INDEPENDENT DIRECTOR](2)....     II        --     Director
Richard West.......................     I         59     Director
[SECOND INDEPENDENT DIRECTOR](2)...     I         --     Director
Joseph Macnow......................               52     Executive Vice President of Finance and
                                                         Administration
Irwin Goldberg.....................               53     Vice President and Chief Financial
                                                         Officer

---------------

(1) Member of Executive Committee.
(2) Member of Audit Committee and Compensation Committee.

     Officers are appointed by and serve at the discretion of the Board of Directors.

     Mr. Roth has been Chairman of the Board and Chief Executive Officer of Vornado since May 1989 and Chairman of the Executive Committee of the Board of Vornado since April 1980. Since 1968, he has been a general partner of Interstate and more recently, managing general partner. On March 3, 1995, he became Chief Executive Officer of Alexander's, Inc. ("Alexander's"). Mr. Roth is also a director of Alexander's.

     Mr. Fascitelli has been President and a trustee of Vornado, and a Director of Alexander's, since December 2, 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co. in charge of its real estate practice.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight became a director of Alexander's in March 1995 and is also a trustee or director of Vornado and Insituform Technologies, Inc.

     Mr. West is Dean Emeritus of the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 until September 1995. He was also Dean from September 1984 until August 1993. From July 1976 through August 1984, he was a faculty member of the Amos Tuck School of Business Administration of Dartmouth College. From July 1976 until 1983, Mr. West was also Dean of the Amos Tuck School. Mr. West is also a director or a trustee of Vornado, Alexander's, Smith-Corona, Inc., Bowne & Co., Inc., and various investment companies managed by Merrill Lynch Asset Management, Inc., an affiliate of Merrill Lynch & Co.

     Mr. Macnow has been Executive Vice President of Finance and Administration of Vornado since January 1998. From 1985 until 1998, Mr. Macnow was Vice President and Chief Financial Officer of Vornado and from 1982 until 1998 he was Controller of Vornado.

     Mr. Goldberg has been Vice President and Chief Financial Officer of Vornado since January 1998. From 1978 to January 1998, Mr. Goldberg was a partner at Deloitte & Touche LLP.

     The Company is not aware of any family relationships between any directors or executive officers of the Company. Messrs. Roth and Wight are affiliated with each other as general partners of Interstate and in other businesses.

     Neither Mr. Roth nor any other member of management is committed to spending a particular amount of time on the Company's affairs, nor will any of them devote his full time to the Company. Because of their other time commitments and because the Company does not yet own any operating assets, Mr. Roth and the other members of management anticipate that they will initially not be devoting a significant amount of time to the activities of the Company. Once the Company acquires material operating assets, Mr. Roth and the other members of management anticipate that they will devote such time and efforts as they deem reasonably necessary to conduct the operations of the Company while continuing to devote a material amount of their time and efforts to the management and properties of Vornado.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee possesses and may exercise all the authority and powers of the Board in the management of the business and affairs of the Company, except those reserved to the Board by the DGCL. The Executive Committee consists of three members, Messrs. Roth, Fascitelli and Wight. Mr. Roth is Chairman of the Executive Committee.

     The Audit Committee's functions include reviewing annual and quarterly reports and proxy statements sent to stockholders and filed with the Commission, recommending to the Board the engaging of the independent auditors, reviewing with the independent auditors the plan and results of the auditors' engagement and other matters of interest to the Audit Committee, including the effectiveness of the Company's internal controls and the results of its operations. The Audit Committee consists of two members, Messrs. -- and --. Mr. -- is the Chairman of the Audit Committee.

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the Company's Omnibus Share Plan. The Committee consists of two members, Messrs. -- and -- . Mr. -- is the Chairman of the Compensation Committee.

STAGGERED BOARD OF DIRECTORS

     The Board currently has six members. The Charter provides that the directors of the Company will be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board of Directors. The initial term of office of Class I directors will expire at the first annual meeting of stockholders, the initial term of office of Class II directors will expire at the second annual meeting of stockholders and the initial term of office of Class III directors will expire at the third annual meeting of stockholders, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified.

COMPENSATION OF DIRECTORS

     Each member of the Board who is not an employee of the Company will receive from the Company compensation at a rate of $ -- per year for serving as a director. In addition, each member of the Board has been granted either SARs or options to purchase shares of Common Stock. See "-- Security Ownership of Certain Beneficial Owners and Management After the Distribution and the Interstate Transaction."

EXECUTIVE COMPENSATION

     The Company was recently formed. None of the Company's executive officers has received compensation from or on behalf of the Company since its formation. Although the Company currently has no employment agreements with any person and does not currently pay a salary or other compensation to any executive officer for his services in such capacity (except that options or SARs have been granted to executive officers), the Company expects that it will pay salaries and other compensation to its executive officers when it begins conducting business operations material enough to warrant such compensation.


     The following table lists all grants of share options or SARs to the Company's named executive officers made as of March --, 1998 and their potential realizable values, assuming annualized rates of share price appreciation of 5% and 10% over the term of the grant. All of such grants were made in 1998. The Company has not, to date, granted any performance shares or restricted stock under the Omnibus Share Plan referred to below.


                        OPTION/SAR GRANTS IN FISCAL 1998

                                               INDIVIDUAL GRANTS
                                   -----------------------------------------                   POTENTIAL REALIZABLE
                                    NUMBER OF       % OF TOTAL                                   VALUE AT ASSUMED
                                      SHARES       OPTIONS/SARS    EXERCISE                      ANNUAL RATES OF
                                    UNDERLYING       GRANTED        OR BASE                        STOCK PRICE
                                   OPTIONS/SARS     IN FISCAL      PRICE PER    EXPIRATION       APPRECIATION FOR
              NAME                   GRANTED           1998        SHARE(1)        DATE         OPTION/SAR TERM(2)
              ----                 ------------    ------------    ---------    ----------     --------------------
                                                                                                 5%          10%
                                                                                              --------    ----------
Steven Roth......................    200,000          33.4%          $6.42      1/31/2008     $807,837    $2,047,218
Michael D. Fascitelli............    200,000          33.4%          $6.42      1/31/2008     $807,837    $2,047,218
Joseph Macnow....................     20,000           3.3%          $6.42      1/31/2008     $ 80,750    $  204,637
Irwin Goldberg...................      3,000           0.5%          $6.42      1/31/2008     $ 12,118    $   30,708

---------------


(1) The exercise or base price per share is equal to the book value per share as of March --, 1998 (the date of grant), which the Company's Board of Directors has determined represents the fair market value as of the date of grant.


(2) Potential Realizable Value is based on the assumed annual growth rates for the market value of the Common Stock shown over their ten-year term (assuming the per share market value as of the date of grant equals the book value per share after giving effect to the Interstate Transaction). For example, a 5% growth rate, compounded annually, results in a stock price of $10.46 per share and a 10% growth rate, compounded annually, results in a stock price of $16.66 per share. These Potential Realizable Values are listed to comply with the regulations of the Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on stock option and SAR exercises are dependent on the future performance of the Common Stock.

OMNIBUS SHARE PLAN


     The 1998 Omnibus Stock Plan of Vornado Operating Company (the "Omnibus Stock Plan") was approved prior to the Distribution by Vornado Sub (the sole stockholder of the Company) and by the Company's independent directors. Of the 4,000,000 shares authorized under the Omnibus Stock Plan, 3,401,007 shares were available for issuance as of March --, 1998.


     The purpose of the Omnibus Stock Plan is to promote the financial interests of the Company and its subsidiaries by encouraging their officers, directors, employees and consultants to acquire an ownership position in the Company, enhancing its ability to attract and retain officers, directors, employees and consultants of outstanding ability and providing such individuals with a way to acquire or increase their proprietary interest in the Company's success.

     The following summary of the Omnibus Stock Plan is qualified by the full text of the Omnibus Stock Plan, a copy of which is an Exhibit to the Registration Statement of which this Prospectus is a part.

     Under the Omnibus Stock Plan, officers, directors, employees and consultants of the Company and its subsidiaries may be granted awards of stock options, stock appreciation rights, performance shares and restricted stock. The Omnibus Stock Plan is administered by the Compensation Committee of the Board of Directors, which is authorized to select officers, directors, employees and consultants to receive awards, determine the type of awards to be made, determine the number of shares or share units subject to any award and determine the other terms and conditions of any award. All officers, directors, employees and consultants of the Company and its subsidiaries who are selected by the Compensation Committee, are eligible to receive awards under the Omnibus Stock Plan. As such criteria are subjective in nature, the Company cannot accurately estimate the number of persons who may be included in such class from time to time.

     Except as determined by the Compensation Committee with respect to non-qualified stock options, the awards are not assignable or transferable except by will or the laws of descent and distribution and no right or interest of any participant may be subject to any lien, obligation or liability of the holder.

  STOCK OPTIONS

     Except as provided below, stock options entitle the holder to purchase the Company's Common Stock at a per share price determined by the Compensation Committee which in no event may be less than the fair market value of the shares on the date of grant. Options may be either "incentive stock options" within the meaning of Section 422 of the Code or non-qualified stock options. Stock options are exercisable for such period as is determined by the Compensation Committee, but in no event may options be exercisable after 10 years from the date of grant. The option price for shares purchased upon the exercise of an option must be paid in full at the time of exercise and may be paid in cash, by tender of Common Stock, by such other consideration as the Compensation Committee deems appropriate or by a combination of cash, Common Stock and such other consideration.

     Upon the grant or exercise of an incentive stock option, no income will be recognized by the optionee for Federal income tax purposes, and the Company will not be entitled to any deduction. If the shares acquired upon exercise are not disposed of within the one-year period beginning on the date of the transfer of the shares to the optionee, nor within the two-year period beginning on the date of the grant of the option, any gain or loss realized by the optionee upon the disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to the Company. If such shares are disposed of within the one-year or two-year periods referred to above, the excess of the fair market value of the shares on the date of exercise (or, if less, the fair market value on the date of disposition) over the exercise price will be taxable as ordinary income to the optionee at the time of disposition, and the Company will be entitled to a corresponding deduction. The amount by which the fair market value of the shares at the time of exercise of an incentive stock option exceeds the option price will constitute an item of tax preference which could subject the optionee to the alternative minimum tax. Whether the optionee will be subject to such tax depends on the facts and circumstances applicable to the individual.

     Upon the grant of a non-qualified stock option, no income will be realized by the optionee, and the Company will not be entitled to any deduction. Upon the exercise of such an option, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be taxed as ordinary income to the optionee and the Company will be entitled to a corresponding deduction.

     Notwithstanding the foregoing, upon the effective date of the Distribution, each employee of Vornado, whether or not such employee becomes an employee of the Company, may be granted stock options to purchase such number of shares of Common Stock of the Company and under such terms and conditions as set by the Compensation Committee on the date of grant. Such stock options may be granted with an option price at or below the fair market value of the Common Stock on the date of grant.

  STOCK APPRECIATION RIGHTS

     Stock appreciation rights entitle the holder to receive from the Company an amount equal to the amount by which the fair market value of a share of stock on the date of exercise exceeds the grant price. Stock appreciation rights may be granted in tandem with a stock option, in addition to a stock option or may be freestanding and unrelated to a stock option and may not be exercised earlier than six months after grant except in the event of the holder's death or disability. The Compensation Committee is authorized to determine whether a stock appreciation right will be settled in cash, shares or a combination thereof.

  PERFORMANCE STOCK

     Performance stock awards consist of a grant of actual shares of stock or stock units having a value equal to an identical number of the Company's shares in amounts determined by the Compensation Committee at the time of grant. Performance stock awards consisting of actual shares of stock entitle the holder to receive shares in an amount based upon performance conditions of the Company over a performance period as determined by the Compensation Committee at the time of grant. Such performance stock awards may provide the holder with dividends and voting rights prior to vesting. Performance stock awards consisting of stock units entitle the holder to receive the value of such units in cash, shares of stock or a combination thereof based upon performance conditions and over a performance period as determined by the Compensation Committee at the time of grant. Such performance stock awards may provide the holder with dividend equivalents prior to vesting.

  RESTRICTED STOCK

     Restricted stock awards consist of a grant of actual shares of stock or stock units having a value equal to an identical number of shares of stock of the Company. Restricted stock awards consisting of actual shares of stock entitle the holder to receive shares of stock of the Company. Such restricted stock awards may provide the holder with dividends and voting rights prior to vesting. Restricted stock awards consisting of stock units entitle the holder to receive the value of such units in cash, shares of stock or a combination thereof as determined by the Compensation Committee. Such restricted stock awards may provide the holder with dividend equivalents prior to vesting. The employment conditions and the length of the period for vesting of restricted stock awards are established by the Compensation Committee at the time of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AFTER THE DISTRIBUTION, THE INTERSTATE TRANSACTION AND THE MME OFFERING

     The following table sets forth the number of shares of Common Stock that will be beneficially owned following the Distribution and the MME Offering by
(i) each person who will hold more than a 5% interest in the Company, (ii) directors of the Company, (iii) executive officers of the Company, and (iv) the directors and executive officers of the Company as a group. In addition, unless otherwise noted, the address of all such persons is c/o Vornado Realty Trust, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

                                                         SHARES OF COMMON STOCK TO BE
                                                         BENEFICIALLY OWNED AFTER THE
                                                       DISTRIBUTION AND THE MME OFFERING
                                                 ---------------------------------------------
                                                                                AFTER THE
                                                     AFTER THE                  INTERSTATE
                                                     INTERSTATE              EXCHANGE AND THE
                                                    EXCHANGE(1)             INTERSTATE SALE(1)
                                                 ------------------         ------------------
           NAME OF BENEFICIAL OWNER              NUMBER         %           NUMBER         %
-----------------------------------------------  -------       ----         -------       ----
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Steven Roth(2)(3)..............................  339,355        9.6         305,043        8.7
Michael D. Fascitelli(4).......................   45,977        1.3          45,977        1.3
Russell B. Wight, Jr.(2)(5)....................  287,850        8.2         253,538        7.2
[First independent director](6)................       --         --              --         --
Richard West(7)................................    1,050        *             1,050        *
[Second independent director](6)...............       --         --              --         --
Joseph Macnow(8)...............................    3,750        *             3,750        *
Irwin Goldberg(9)..............................       --         --              --         --
All executive officers and directors as a group
  (8 persons)(10)..............................  417,772       11.9         383,460       10.9
OTHER BENEFICIAL OWNERS
David Mandelbaum(2)............................  276,160        7.8         241,848        6.9
Interstate(2)..................................  260,210        7.4         225,898        6.4
Cohen & Steers Capital Management, Inc.(11)....  258,870        7.4         258,870        7.4
Frederick Zissu(12)............................  183,262        5.2         183,262        5.2

---------------

  * Less than 1%.

 (1) Unless otherwise indicated, each person will be the direct owner of and have sole voting power and sole investment power with respect to such Common Stock. Numbers and percentages in table are based on number of Vornado Common Shares and Units outstanding as of January 9, 1998 and a Distribution ratio of one share of Common Stock for every 20 Vornado Common Shares or Units.

 (2) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the general partners, will own 260,210 shares before the Interstate Sale and 225,898 shares after the Interstate Sale and will also own a 9.9% limited partnership interest in Company Sub. At any time after the first anniversary of the Interstate Exchange, Interstate will have the right to have its limited partnership interest in Company Sub redeemed by Company Sub either (a) for cash in an amount equal to the fair market value, at the time of redemption, of 386,940 shares of Common Stock or (b) for 386,940 shares of Common Stock, in each case as selected by the Company and, subject to customary anti-dilution provisions. Although shares of Common Stock that will be owned by Interstate are reflected in the numbers and percentages set forth in this table for Interstate and for each of Messrs. Roth, Wight and Mandelbaum (who will share voting and investment power with respect thereto), neither Interstate's 9.9% limited partnership interest in Company Sub nor the shares for which that interest may be redeemed are reflected in such numbers or percentages. If the shares for which such interest may be redeemed were reflected in such numbers and percentages, the percentages to be owned after the Distribution, the Interstate Exchange and the MME Offering would increase to 18.6%, 17.3%, 17.0% and 16.6% for Messrs. Roth, Wight and Mandelbaum and Interstate, respectively, and the percentages to be owned after the Distribution, the Interstate Exchange, the Interstate Sale and the MME Offering would increase to 17.7%, 16.4%, 16.1% and 15.7% for Messrs. Roth, Wight and Mandelbaum and Interstate, respectively.

 (3) Includes 1,720 shares to be owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and investment power. Does not include 1,800 shares to be owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest. Does not include SARs with respect to 200,000 shares.

 (4) Does not include options to purchase 200,000 shares that will not be exercisable within 60 days.

 (5) Includes 4,690 shares to be owned by the Wight Foundation, over which Mr. Wight holds sole voting power and investment power. Does not include SARs with respect to 15,000 shares.

 (6) Does not include options to purchase 15,000 shares that will not be exercisable within 60 days.

 (7) Mr. West and his wife will own 150 shares jointly. Mr. West will hold 900 of these shares in self-directed Keogh accounts. Does not include options to purchase 15,000 shares that will not be exercisable within 60 days.

 (8) Does not include options to purchase 20,000 shares that will not be exercisable within 60 days.

 (9) Does not include options to purchase 3,000 shares that will not be exercisable within 60 days.

(10) Does not include SARs with respect to 200,000 shares and 15,000 shares held by Messrs. Roth and Wight, respectively. Does not include options to purchase 200,000 shares held by Mr. Fascitelli, options to purchase 20,000 shares held by Mr. Macnow, options to purchase 3,000 shares held by Mr. Goldberg and options to purchase 15,000 shares held by each of Messrs. --, West and --, in each case that are not exercisable within 60 days.

(11) Based on Schedule 13G dated February 11, 1997 in respect of Vornado, Cohen & Steers Capital Management, Inc. will have the sole power to vote or to direct the vote of 222,580 shares and will have the sole power to dispose or to direct the disposition of 258,870 shares. The address of this beneficial owner is 757 Third Avenue, New York, New York 10017.

(12) Based on Schedule 13D filed on May 14, 1993 by Frederick Zissu in respect of Vornado, he will own 186,191 shares. According to Vornado's records, he will own 183,261 shares. Does not include 2,338 shares to be owned by Mr. Zissu's wife, as to which Mr. Zissu disclaims any beneficial interest. The address of this person is 80 Hamilton Drive West, No. Caldwell, New Jersey 07006.

                              CERTAIN TRANSACTIONS

OWNERSHIP OF COMMON STOCK; CAPITALIZATION OF THE COMPANY

     Vornado Sub is the sole stockholder of the Company as of the date of this Prospectus. Prior to the date of this Prospectus, the Company received an equity contribution from Vornado Sub as described under "Business -- Initial Capitalization; Specific Operating Assets or Operations to be Acquired."

REVOLVING CREDIT AGREEMENT

     The Company intends, promptly after it is no longer obligated under the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes, to enter into a $75 million Revolving Credit Agreement with Vornado Sub. The Company believes that the terms of the Revolving Credit Agreement will be at least as favorable to the Company as those terms that could be currently obtained by the Company from an unaffiliated third party. For a discussion of such terms, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

THE INTERCOMPANY AGREEMENT


     The Intercompany Agreement between the Company and Vornado will set forth the basis on which the Company and Vornado will refer opportunities to one another. The Intercompany Agreement was not subject to arms'-length negotiation because the Company is currently a subsidiary of Vornado. Accordingly, there can be no assurance that the terms of the Intercompany Agreement will be as favorable to the Company as those terms that could be obtained by the Company from an unaffiliated third party. For a discussion of the terms of the Intercompany Agreement, see "Business -- Intercompany Agreement and Charter Purpose Clauses."


INTERSTATE TRANSACTION; MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     For a discussion of the Interstate Transaction and the beneficial ownership by the Interstate Parties and Mr. Fascitelli of Vornado Common Shares, Common Stock and interests in Company Sub, see "The Distribution -- Interstate Transaction" and "Management -- Security Ownership of Certain Beneficial Owners and Management After the Distribution and the Interstate Transaction."

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Charter authorizes the issuance of up to 30,000,000 shares, consisting of 10,000,000 shares of Common Stock, par value $.01 per share, 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 15,000,000 excess shares, par value $.01 per share (the "Excess Shares"). Based on the number of Vornado Common Shares and Units outstanding as of January 16, 1998, immediately following the Distribution (and after giving effect to the Interstate Transaction and the MME Offering), approximately 3,521,549 shares of Common Stock will be outstanding and held of record by approximately 2,000 stockholders. As of the date of this Prospectus, no shares of Preferred Stock or Excess Shares were issued and outstanding. All of the shares of Common Stock that will be outstanding immediately following the Distribution will be validly issued, fully paid and nonassessable.

COMMON STOCK

     The holders of Common Stock will be entitled to one vote for each share held of record on all matters voted on generally by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Company's Board with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. The Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board from time to time, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders.

PREFERRED STOCK

     The Charter provides that shares of Preferred Stock may be issued in one or more series from time to time by the Board, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following: (a) the distinctive serial designation of such series which shall distinguish it from other series; (b) the number of shares included in such series; (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable; (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative; (e) the amount or amounts which shall be payable out of the assets of the Company to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of the shares of such series; (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder or holders thereof or upon the happening of a specified event or events; (g) the obligation, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Company or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and (i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

CERTAIN CHARTER AND BY-LAWS PROVISIONS

  RESTRICTIONS ON OWNERSHIP

     The Charter contains a number of restrictions relating to the ownership and transfer of the Company's stock, including Common Stock. The Charter provides, with certain exceptions, that no person may own, either directly or under the attribution rules set forth in Section 318(a) of the Code, as modified by
Section 856(d)(5) of the Code, more than 9.9% of the shares of any class of the Company's stock (the "Ownership Limit").

     The Charter provides that a transfer of Common Stock that would otherwise result in ownership of Common Stock in excess of the Ownership Limit will be void ab initio as to the Common Stock that would otherwise be owned in violation of the Ownership Limit and the intended transferee will acquire no rights or economic interest in such Common Stock. In addition, the Charter provides that Common Stock that would otherwise be owned, whether as a result of a transfer or otherwise, in violation of the Ownership Limit will automatically be designated as Excess Shares that shall be transferred, by operation of law, to a special trust for the benefit of a charitable organization designated by the Board of Directors of the Company.

     The trustee of the special trust shall have the authority to exercise any voting rights associated with Excess Shares during the period that they are held as Excess Shares. Except as described below, any distributions on Excess Shares shall be paid to the trustee of the special trust for the benefit of the charitable organization designated by the Board of Directors of the Company. Excess Shares may be transferred only to a person designated by the Board of Directors whose ownership of the Excess Shares will not result in a violation of the Ownership Limit, in which case such Excess Shares cease to be held as Excess Shares. In the event of a transfer of Excess Shares, the holder of the shares of Common Stock that were automatically exchanged for Excess Shares shall be entitled to receive, from the proceeds of the transfer of the Excess Shares, an amount equal to the lesser of (a) the proceeds from the transfer of the Excess Shares and (b) the amount paid by such holder if the automatic designation as Excess Shares resulted from a transfer for value or, if the automatic designation did not result from a transfer for value, the fair market value of the shares of Common Stock on the date of their designation as Excess Shares. In the event of a liquidation, dissolution or winding up of the Company while shares are held as Excess Shares, the holder of the shares of Common Stock that were automatically designated as Excess Shares will be entitled to receive, from the proceeds of such liquidation, dissolution or winding-up, an amount equal to the lesser of (a) the proceeds from the liquidation, dissolution or winding-up which would have been applicable to such shares if they had remained shares of Common Stock and (b) the amount paid by such holder if the automatic designation as Excess Shares resulted from a transfer for value or, if the automatic designation did not result from a transfer for value, the fair market value of the shares of Common Stock on the date of their designation as Excess Shares. Any excess proceeds from a transfer of the Excess Shares or on liquidation, dissolution or winding-up shall be paid to the trustee of the special trust for the benefit of the designated charitable organization.

     The Company shall also have the right to purchase any Excess Shares at a price equal to the lesser of (a) the fair market value of such shares on the date that the Company or its designee exercises such right to purchase and (b) the price per share in the transaction that resulted in designation of such Excess Shares or, if the Excess Share designation resulted from an event other than a transfer for value, the fair market value of the Common Stock designated as Excess Shares at the time of such designation.


     The Charter provides that the Ownership Limit shall not apply to Vornado, Vornado Sub, Interstate, the partners in Interstate or certain affiliates until after December 31, 1998 or such earlier time as such person owns, directly and under the applicable constructive ownership rules, 9.9% or less of the Company.


  STAGGERED BOARD OF DIRECTORS

     The Board currently has six members. The Charter provides that the directors of the Company will be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board. The initial term of office of Class I directors will expire at the first annual meeting of stockholders, the initial term of office of Class II directors will expire at the second annual meeting of stockholders and the initial term of office of Class III directors will expire at the third annual meeting of stockholders, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. The classification of the Board will have the effect of making it more difficult for stockholders to change the composition of the Board, because only a minority of the directors are up for election at each annual meeting, and the Board may not be replaced by vote of the stockholders at any one time.

  NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

     The Charter provides that the Board of Directors will consist of one or more members, the number of which will be fixed from time to time pursuant to the By-laws. The By-laws provide that the Board will consist of one or more members, the number of which will be determined from time to time by the Board. The Charter and By-laws provide that in the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation, or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to maintain such classes as nearly equal in number as reasonably possible. The Charter and By-laws provide that directors may be removed only for cause. The By-laws provide that vacancies, whether arising through death, retirement, resignation or removal of a director or through an increase in the authorized number of directors of any class, may only be filled by a majority vote of the remaining directors of the class in which such vacancy occurs, or by the sole remaining director of that class if one such director remains, or by the majority vote of the directors of the remaining classes if no such director remains, or by stockholders at an annual meeting of stockholders of the Company. A director elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he is elected. These provisions would prevent any stockholder from enlarging the Board and then filling the new directorships with such stockholder's own nominees.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The Charter and By-laws provide that any action required or permitted to be taken by the stockholders of the Company must be duly effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. The Charter and By-laws provide that special meetings of stockholders of the Company may be called only by the Chairman of the Board, the Vice Chairman of the Board, the President or the Board pursuant to a resolution stating the purpose or purposes thereof, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions will have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, Vice Chairman, President or the Board for consideration of such proposal.

  ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS AND PROPOSALS OF NEW BUSINESS

     The By-laws require notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Company at a meeting of stockholders to be delivered to the Secretary of the Company not less than 60 nor more than 90 days prior to the date of the meeting. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

  AMENDMENTS

     The Charter provides that the affirmative vote of the holders of at least 80% of the stock entitled to vote generally in the election of directors, voting together as a single class, or a majority of the Board is required to amend provisions of the By-laws relating to stockholder action without a meeting; the calling of special meetings; the number (or manner of determining the number), election and term of the Company's directors; the filling of vacancies; and the removal of directors.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company is incorporated under the DGCL. The Company is subject to
Section 203 of the DGCL, which, subject to certain exceptions, restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the Company or any person affiliated with such person), for a period of three years following the time that such stockholder becomes an interested stockholder, unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers of the corporation and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

     Section 203 and the provisions of the Company's Charter, By-laws and Rights Agreement described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Company's Board of Directors.

LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION; INSURANCE

     Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Charter and By-laws include provisions which limit or eliminate the personal liability of its directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director or officer will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and (iv) any transaction from which the director derived an improper personal benefit.

     The Charter and By-laws provide that the Company will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the Company or serves or served at the request of the Company any other enterprise as a director, officer or employee. The Charter and By-laws provide that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by the Company promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The inclusion of these indemnification provisions in the Company's Charter and By-laws is intended to enable the Company to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

     The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors. In addition, Vornado Sub has entered into indemnification agreements with all of the Company's directors and officers providing, subject to the terms therein, that Vornado Sub will indemnify such individuals to the full extent authorized or permitted by law for damages suffered by reason of the fact that any such individual is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise.

     In addition, the limited liability provisions in the Charter and the indemnification provisions in the Charter and By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Company's By-laws. The limited liability provisions in the Charter will not limit the liability of directors under federal securities laws.

                       FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of material federal income tax considerations associated with the Distribution and the ownership of Common Stock. This summary is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. This summary does not purport to deal with the federal income or other tax consequences applicable to all Vornado Shareholders or Limited Partners in light of their particular circumstances or to all categories of investors, some of which may be subject to special rules (including dealers in securities, banks, tax-exempt organizations, life insurance companies, foreign corporations and persons that are not citizens or residents of the United States). Accordingly, this summary is not tax advice. No ruling on the federal, state or local tax considerations relevant to the operation of Vornado or the Company or to the Distribution is being requested from the Internal Revenue Service (the "Service") or from any other tax authority. Sullivan & Cromwell has rendered its opinions with respect to the qualification of Vornado (and, for 1998, the Company) as a REIT. As used in this summary, the term "Vornado" refers to Vornado Realty Trust.


     ALL VORNADO SHAREHOLDERS AND LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE DISTRIBUTION

  INCOME RECOGNITION BY VORNADO AS A RESULT OF THE DISTRIBUTION

     Vornado will generally recognize gain in connection with the Distribution to the extent the fair market value of the Common Stock distributed by Vornado exceeds Vornado's share of the cash contributed to the Company. The amount of such gain, if any, will generally increase Vornado's current earnings and profits for 1997. Such increase in Vornado's current earnings and profits will result in taxable income to Vornado's shareholders by increasing the portion of Vornado's distributions that are treated as made out of current earnings and profits for federal income tax purposes. Vornado's current earnings and profits for 1998 will generally be allocated, for purposes of determining which portions of Vornado's distributions made or deemed made in 1998, including the Distribution, were attributable to Vornado's earnings and profits, first to distributions made or deemed made in 1998 on Vornado's preferred shares of beneficial interest and thereafter to distributions, including the Distribution, made or deemed made by Vornado in 1998 on Vornado Common Shares in proportion to the relative size of such distributions on Vornado Common Shares. For purposes of allocating Vornado's earnings and profits among distributions on Vornado Common Shares, any distribution declared by Vornado in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Vornado and received by the shareholder on December 31 of such year; provided that such distribution is actually paid by Vornado during January of the following taxable year.

  TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS OF VORNADO AS A RESULT OF THE DISTRIBUTION

     The Distribution will be treated as a distribution whose amount equals the fair market value of the Common Stock distributed plus any cash distributed in lieu of fractional shares, and Vornado Shareholders will receive a basis in the Common Stock equal to the fair market value thereof at the time of the Distribution. A Shareholder's holding period in the shares of Common Stock distributed by Vornado will not include any period during which such shares (or the assets contributed to the Company) were held by Vornado or Vornado Sub. As long as Vornado qualifies as a REIT, the portion of the Distribution made to Vornado's taxable U.S. shareholders out of Vornado's current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and, for corporate shareholders, will not be eligible for the dividends received deduction. The portion of the Distribution in excess of the current and accumulated earnings and profits allocated to the Distribution will not be taxable to a shareholder to the extent that it does not exceed the adjusted basis of the shareholder's Vornado Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that the portion of the Distribution in excess of the current and accumulated earnings and profits allocated to the Distribution exceeds the adjusted basis of a shareholder's Vornado Common Shares, such excess will be included in income as capital gain (and will be short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder.

     To the extent that Vornado designates a portion of the Distribution as a capital gain dividend, such portion will be taxable to Vornado Shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to the period for which the shareholder has held its Vornado Common Shares. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

  TAXATION OF TAX-EXEMPT SHAREHOLDERS OF VORNADO AS A RESULT OF THE DISTRIBUTION

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). The Distribution should not result in UBTI to a shareholder that is a tax-exempt entity, provided that the tax-exempt entity has not financed the acquisition of its Vornado Common Shares with "acquisition indebtedness" within the meaning of the Code and the Vornado Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. Vornado has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

  TAXATION OF FOREIGN STOCKHOLDERS OF VORNADO AS A RESULT OF THE DISTRIBUTION

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made in this Prospectus to provide more than a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local tax laws with regard to the Distribution, including any reporting requirements. In general, as is the case with domestic taxable Vornado Shareholders, the Distribution is treated as a distribution whose amount equals the value of the Common Stock distributed plus any cash in lieu of fractional shares, and Vornado Shareholders will receive a basis in the Common Stock equal to the fair market value thereof at the time of the Distribution.

     The Distribution will be treated as an ordinary income dividend to the extent that it is treated as made out of the current or accumulated earnings and profits of Vornado (under the rules described above under the heading
"-- Taxation of Taxable Domestic Shareholders of Vornado as a Result of the Distribution") and is not (i) designated by Vornado as a capital gain dividend or (ii) attributable to gain recognized by Vornado in connection with the disposition of a "United States real property interest". The Company does not anticipate that a significant portion of the Distribution will be treated as attributable to a disposition by Vornado of a "United States real property interest". The portion of the Distribution that is treated as such an ordinary income dividend ordinarily will be subject to a withholding tax equal to 30% of the gross amount of such portion, unless an applicable tax treaty reduces or eliminates that tax. Vornado expects to withhold U.S. income tax at the rate of 30% on the gross amount of the Distribution made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the Non-U.S. Stockholder has filed the required IRS Form 1001 with Vornado or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with Vornado claiming that the distribution is effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business. The portion of the Distribution that is in excess of Vornado's current and accumulated earnings and profits allocated to the Distribution will be subject to a 10% withholding requirement but will not be taxable to a shareholder to the extent that such portion does not exceed the adjusted basis of the shareholder's Vornado Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that the portion of the Distribution in excess of Vornado's current and accumulated earnings and profits allocated to the Distribution exceeds the adjusted basis of a Non-U.S. Stockholder's shares, such excess will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of the Vornado Common Shares. Any portion of the Distribution which is treated as a capital gain dividend and is not attributable to a disposition by Vornado of a United States real property interest shall be subject to a similar rule. Provided that Vornado is a "domestically controlled REIT" for federal income tax purposes, a Non-U.S. Stockholder would be subject to taxation on gain from a sale or disposition of Vornado Common Shares only if (i) the investment in the Vornado Common Shares were treated as effectively connected with such Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder would be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year of the sale or disposition and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case the gain will be subject to a 30% tax. The Company believes that Vornado is and will continue to be a "domestically controlled REIT" for federal income tax purposes.

     As Vornado will not be able to determine, at the time that the Distribution is made, the portion of the Distribution, if any, that will be in excess of the current and accumulated earnings and profits allocated to the Distribution, the Distribution will be subject to withholding as though the entire Distribution (apart from any portion designated as a capital gain dividend) were an ordinary income dividend. However, a Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that a portion of the Distribution was, in fact, in excess of Vornado's current and accumulated earnings and profits allocable to the Distribution.

     The Company does not anticipate that a significant portion of the Distribution will be treated as attributable to Vornado's disposition of a United States real property interest. To the extent that a portion of the Distribution were to be treated as attributable to the disposition of a United States real property interest, a non-U.S. Stockholder would be subject to tax on such portion as though it were gain that was effectively connected with a United States trade or business of such Non-U.S. Stockholder. Thus, Non-U.S. Stockholders would be taxed on such portion of the Distribution at the normal capital gain rates applicable to U.S. shareholders. Vornado is required under applicable Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by Vornado as a capital gain dividend. The amount so withheld is creditable against the Non-U.S. Stockholder's U.S. tax liability.

     Amounts required to be withheld from payments to Non-U.S. Stockholders will be collected by converting a portion of the Common Stock to be distributed into cash.

  TAXATION OF LIMITED PARTNERS OF VORNADO SUB AS A RESULT OF THE DISTRIBUTION

     The Distribution of Common Stock to a Limited Partner will generally result in the recognition of gain by such Limited Partner to the extent that the fair market value of the Common Stock distributed exceeds such Limited Partner's basis in his partnership interest. Limited Partners that have not contributed appreciated property to Vornado Sub or that have contributed appreciated property where the excess of the fair market value of such property over its basis at the time of contribution (such excess, "Precontribution Gain") was less than the excess of the fair market value of the Common Stock distributed over such Limited Partner's share of Vornado Sub's aggregate basis in the property contributed to the Company, will not recognize gain on the distribution of Common Stock in the full amount described in the preceding sentence. Such Limited Partners will generally recognize gain in an amount not greater than the sum of (i) the excess of their share of the cash contributed to the Company over their basis in their partnership interest and (ii) their share of any Precontribution Gain that would be allocated to them if Vornado Sub were to dispose of all property that they had contributed to Vornado Sub prior to the Distribution.

TAXATION OF THE COMPANY IN GENERAL

  TAXATION OF THE COMPANY AS A REIT FOR 1998 (BUT NOT THEREAFTER)


     The Company has agreed in the Intercompany Agreement to seek to qualify as a REIT for federal income tax purposes for its taxable year ending December 31, 1998, but not for subsequent years. The Company's qualification as a REIT for its taxable year ending December 31, 1998 may be necessary in order to ensure that the Distribution will not adversely affect Vornado's REIT status. If Vornado Sub concludes in its sole discretion that such qualification is not necessary, Vornado Sub may waive such obligation. As a REIT for 1998, the Company generally would not be subject to federal corporate income taxes on its net income for 1998 that is currently distributed to its stockholders.



     In order to qualify as a REIT for a taxable year, an entity is required to satisfy a number of requirements relating to its organization, share ownership, gross income, assets and stockholder distributions for such year. In applying the gross income and asset tests, (i) the entity will be deemed to own its proportionate share of the assets of any partnership in which it holds an interest and will be deemed to be entitled to the income of such partnership attributable to such share and (ii) certain wholly-owned subsidiaries of the entity will be disregarded as entities separate from the parent entity. In the opinion of Sullivan & Cromwell, provided that Vornado Sub shall not have waived the Company's obligation under the Intercompany Agreement to seek to qualify as a REIT for the taxable year ending December 31, 1998, the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 1998. Sullivan & Cromwell's opinion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. In providing its opinion Sullivan & Cromwell is relying as to certain factual matters upon the statements and representations contained in a certificate provided to it by the Company. In addition, Sullivan & Cromwell has reviewed with the Company the provisions of the Code and the Treasury regulations thereunder applicable to REITs and responded to the Company's questions regarding those provisions. Where statements or representations in the certificate provided by the Company involve applying legal principles to facts, Sullivan & Cromwell has also relied upon the Company to apply these principles to the facts. The qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual operating results, distribution levels and the various qualification tests imposed under the Code. No assurance can be given that the actual results of the Company's operations for its taxable year ending December 31, 1998 will satisfy such requirements. Sullivan & Cromwell will not monitor the compliance of the Company with the requirements for REIT qualification on ongoing basis.


     ORGANIZATIONAL REQUIREMENTS. The Code requires that an entity that is to be treated as a REIT (i) be managed by one or more trustees or directors, (ii) have transferable beneficial ownership interests, (iii) be taxable as a domestic corporation but for the REIT provisions of the Code and (iv) be neither a financial institution nor an insurance company subject to certain provisions of the Code. The Company believes that it will satisfy each of the foregoing requirements throughout its taxable year ending December 31, 1998.

     SHARE OWNERSHIP REQUIREMENTS. In order for an entity to be eligible to qualify as a REIT, its shares must be beneficially owned by at least 100 persons for at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months) and at no time during the last half of a taxable year may more than 50% in value of its outstanding shares be owned, directly or under the applicable constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities). Neither of these requirements applies to an entity's initial REIT year, and thus the Company should not be required to satisfy these requirements for its taxable year ending December 31, 1998.

     INCOME TESTS. At least 75% of the entity's gross income must be derived, directly or indirectly, from investments relating to real property or mortgages in real property, certain types of temporary investments or certain other sources. In addition, at least 95% of the entity's gross income must be derived from such real property investments, dividends, interest, gain from the sale or disposition of stock or securities or certain other sources. If the entity fails to satisfy one or both of the 75% or 95% gross income tests, it may nonetheless qualify as a REIT if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available for a given year if the entity's failure to satisfy such tests was due to reasonable cause and not due to willful neglect, the entity attaches a schedule of the sources of its income to its federal income tax return for such year and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state, however, whether in all circumstances an entity would be entitled to the benefit of these relief provisions. Even if these relief provisions applied, a 100% tax would be imposed on an amount equal to (x) the amount of gross income by which the entity failed to satisfy the 75% or the 95% test (whichever amount is greater), multiplied by (y) a fraction designed to reflect the entity's profitability.

     ASSET TESTS. The entity must also satisfy a number of tests related to its assets in order to qualify as a REIT for a taxable year. These tests must be satisfied as of the close of each quarter of the entity's taxable year. First, at least 75% of the value of the entity's total assets must be represented by real estate assets, cash, cash items and government securities. Second, not more than 25% of the entity's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the entity may not exceed 5% of the value of the entity's total assets. Finally, the entity may not own more than 10% of the outstanding voting securities of any non-REIT issuer.

     DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT for a taxable year, the entity will also be required to distribute dividends to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the entity's real estate investment trust taxable income (computed without regard to the dividends paid deduction and the entity's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property minus (B) the sum of certain items of non-cash income. Such distributions generally must be paid (or deemed paid) during the taxable year for which REIT status is being determined . To the extent that the entity does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "real estate investment trust taxable income", the entity will be subject to tax thereon at the regular corporate tax rates. Furthermore, if the entity should fail to distribute at least the sum of (i) 85% of its ordinary income for the relevant taxable year and (ii) 95% of its capital gain net income for such year, the entity would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  TAXATION OF THE COMPANY AS A REGULAR C CORPORATION

     The Company will not seek to qualify as a REIT for taxable years after 1998. Thus, the Company will be subject to federal income tax as a regular corporation in such years.

TAXATION OF SHAREHOLDERS OF THE COMPANY

  DURING 1998

     DIVIDENDS. If the Company qualifies as a REIT for its taxable year ending December 31, 1998, distributions by the Company on the Common Stock during such year to a holder of Common Stock that is (i) an individual that is a citizen or resident of the United States, (ii) a domestic corporation or (iii) an estate or trust that is subject to federal income tax on a net income basis in respect of income from the Common Stock (a "U.S. Holder") will be treated in the manner described below under the heading "-- During Periods When the Company is Taxed as a Regular C Corporation (i.e., After

1998) -- Dividends" except as described below. First, such distributions will not be eligible for the dividends received deduction in the case of U.S. Holders that are corporations. Second, the Company may designate a portion of such distributions (not in excess of the Company's net capital gain) as capital gain distributions. Distributions made by the Company that are properly designated as capital gain dividends will be taxable to U.S. Holders as gain from the sale of a capital asset held for more than one year, without regard to the period for which a U.S. Holder held its Common Stock. U.S. Holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Third, U.S. Holders holding Common Stock at the close of the Company's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the Company's taxable year falls, such amount as the Company may designate in a written notice mailed to its shareholders. The Company may not designate amounts in excess of the Company's undistributed net capital gain for such year. Each U.S. Holder required to include such a designated amount in determining its long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Company in respect of such undistributed net capital gains. U.S. Holders subject to these rules will be allowed a credit or a refund, as they case may be, for the tax deemed to have been paid by such shareholders. A U.S. Holder will increase its basis in its Common Stock by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of such gains. Fourth, distributions to a holder of Common Stock other than a U.S. Holder (a "non-U.S. Holder") that are attributable to dispositions by the Company of United State real property interests or which could be designated by the Company as capital gain dividends will be subject to the rules described above under the heading "The
Distribution -- Taxation of Foreign Stockholders of Vornado as a Result of the Distribution", substituting "the Company" for "Vornado". Finally, distributions to a non-U.S. Holder that are to be made out of the Company's earnings and profits, are not attributable to a disposition by the Company of a United States real property interest and are not designated as capital gain dividends will be treated in a manner similar to the manner in which the analogous portion of the Distribution made to non-U.S. Stockholders will be treated, as described above under the heading "The Distribution -- Taxation of Foreign Stockholders of Vornado as a Result of the Distribution."

     DISPOSITIONS OF COMMON STOCK. Sales or dispositions of Common Stock while the Company is taxable as a REIT will be treated in the manner described below under the heading "-- During Periods When the Company is Taxed as a Regular C Corporation (i.e., After 1998) -- Dispositions of Common Stock" except as described below. First, any loss recognized by a U.S. Holder upon a sale or disposition of shares of Common Stock that have been held for six months or less will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Holder from the Company that were required to be treated as gain from the sale of a capital asset held for more than one year. Second, gain recognized by a non-U.S. Holder upon a sale or exchange of Common Stock will be subject to U.S. taxation only if (i) the Company fails to be a "domestically controlled REIT", (ii) the non-U.S. Holder's investment in the Common Stock is treated as effectively connected with a U.S. trade or business of the non-U.S. Holder, in which case the Non-U.S. Holder will be subject to the same treatment as U.S. Holders in respect of such gain or (iii) the non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the gain will be subject to a 30% tax.

  DURING PERIODS WHEN THE COMPANY IS TAXED AS A REGULAR C CORPORATION (I.E., AFTER 1998)

     DIVIDENDS. Distributions by the Company on the Common Stock during taxable years when the Company is treated as a regular C corporation to a U.S. Holder will be treated as ordinary income dividends to the extent attributable to the current or accumulated earnings and profits of the Company and thereafter as a return of basis to the extent thereof, with any excess being treated as gain from a deemed disposition of the Common Stock. Dividends paid on the Common Stock during such taxable years to a domestic corporation will generally be eligible for the dividends received deduction, subject to the standard limitations provided for in the Code with respect to the dividends received deduction.

     Dividends paid to a non-U.S. Holder will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business in the United States (and are attributable to a United States permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the non-U.S. Holder to be subject to United States federal income tax on a net income basis in respect of such dividends). Such "effectively connected" dividends are subject to tax at rates applicable to United States citizens, resident aliens and domestic corporations, and are generally not subject to withholding. Any such effectively connected dividends received by a non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussion above and for purposes of determining the applicability of a tax treaty rate. Under recently-issued United States Treasury Regulations that are effective for payments made after December 31, 1998, however, a non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the recently-issued regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The regulations provide look-through rules for tiered partnerships.

     A non-U.S. Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Service.

     DISPOSITIONS OF COMMON STOCK. A U.S. Holder will generally recognize gain or loss on a disposition of Common Stock in an amount equal to the difference between the amount realized on the disposition and such holder's adjusted basis in the Common Stock.

     A non-U.S. Holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Common Stock except in the following circumstances: (i) the gain is effectively connected with a trade or business conducted by the non-U.S. Holder in the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. Holder if an applicable income tax treaty so requires as a condition for such non-U.S. Holder to be subject to U.S. federal income taxation on a net income basis in respect of gain from the sale or other disposition of the Common Stock); (ii) in the case of a non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain conditions exist; or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and the non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock (and is not eligible for any treaty exemption). Effectively connected gains recognized by a corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     The Company is not, and does not expect to become, a "United States real property holding corporation" for federal income tax purposes.

TAXATION OF VORNADO IN GENERAL


     In the opinion of Sullivan & Cromwell, (i) commencing with Vornado's taxable year ending December 31, 1993, Vornado has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and Vornado's proposed method of operation, including the completion of the Distribution, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code and (ii), provided that Vornado Sub shall not have waived the Company's obligation under the Intercompany Agreement to seek to qualify as a REIT for its taxable year ending December 31, 1998, the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 1998. The requirements for taxation as a REIT under the Code are generally summarized above under the heading "-- Taxation of the Company in General -- Taxation of the Company as a REIT for 1998 (But Not Thereafter)." Opinions of counsel, however, are not binding upon the Service or any court. Sullivan & Cromwell's opinion is based on the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect. In providing its opinion Sullivan & Cromwell is relying (i) as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell by the Company and Vornado (collectively, the "Vornado Certificates"), (ii) the statements and representations contained in the certificate provided to Sullivan & Cromwell by Alexander's, Inc. ("Alexander's") and (iii) an opinion of Shearman & Sterling concerning the qualification of Alexander's as a REIT for federal income tax purposes. In addition, Sullivan & Cromwell has reviewed with the Company and Vornado the provisions of the Code and the Treasury regulations thereunder applicable to REITs and has responded to their questions regarding those provisions. Where statements or representations in the Vornado Certificates involve applying legal principles to facts, Sullivan & Cromwell has also relied upon the Company and Vornado to apply these principles to the facts. In providing its opinion to the effect that, commencing with Alexander's taxable year ending December 31, 1995, Alexander's has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Alexander's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, Shearman & Sterling is in turn relying as to certain factual matters upon the statements and representations contained in certificates provided to Shearman & Sterling by Alexander's (the "Alexander's Certificate"). In addition, Shearman & Sterling has reviewed with Alexander's the provisions of the Code, and the Treasury regulations thereunder, applicable to REITs and has responded to questions regarding those provisions. Where statements or representations in the Alexander's Certificate involve applying legal principles to facts, Shearman & Sterling has also relied upon Alexander's to apply these principles to the facts. The qualification and taxation of Vornado, Two Penn Plaza REIT Inc. ("Two Penn REIT"), the Company and Alexander's as REITs depends upon their ability to meet, through actual annual operating results, distribution levels, stock ownership requirements and the various qualification tests imposed under the Code. In addition, Vornado's qualification as a REIT will depend upon the ability of Two Penn REIT and Alexander's and may depend upon the ability of the Company, to qualify as a REIT. Accordingly, while Vornado intends to continue to qualify to be taxed as a REIT, no assurance can be given that the actual results of Vornado's, Alexander's, the Company's or Two Penn REIT's operations for any particular year will satisfy such requirements. Neither Sullivan & Cromwell nor Shearman & Sterling will monitor the compliance of Vornado, Alexander's, the Company or Two Penn REIT with the requirements for REIT qualification on an ongoing basis.

                                    EXPERTS

     The balance sheet of Vornado Operating Inc. as of January 23, 1998 included in this Prospectus and elsewhere in the Registration Statement has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm give upon their authority as experts in accounting and auditing.

                            VALIDITY OF COMMON STOCK

     The validity of the Common Stock to be distributed in the Distribution will be passed upon for the Company by Sullivan & Cromwell, New York, New York.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Independent Auditors' Report..........................................................   F-2
Balance Sheet as of January 23, 1998..................................................   F-3
Note to Balance Sheet.................................................................   F-3
Pro Forma Consolidated Balance Sheet as of January 23, 1998 (Unaudited)...............   F-4
Notes to Pro Forma Consolidated Balance Sheet.........................................   F-5

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Vornado Operating Inc.
Saddle Brook, New Jersey

     We have audited the accompanying balance sheet of Vornado Operating Inc. as of January 23, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Vornado Operating Inc. as of January 23, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
January 23, 1998

                             VORNADO OPERATING INC.

                                 BALANCE SHEET

                                JANUARY 23, 1998

        ASSETS
        Cash..........................................................  $25,000,000
                                                                        ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
        Stockholders' equity:
             Common stock, par value $.01 per share (authorized,
               issued and outstanding 1,000 shares)...................  $        10
             Additional paid in capital...............................   24,999,990
                                                                        -----------
                  Total stockholders' equity..........................  $25,000,000
                                                                        -----------
                       Total liabilities and stockholders' equity.....  $25,000,000
                                                                        ===========

                             NOTE TO BALANCE SHEET

     Vornado Operating Inc., a Delaware corporation (the "Company"), was formed on October 30, 1997 and has had no operations to date. The Company's only asset is $25,000,000 of cash. The Company was formed to own assets that Vornado Realty Trust, a Maryland real estate investment trust ("Vornado"), could not itself own and conduct activities that Vornado could not itself conduct. The Company is intended to function principally as an operating company. The Company and Vornado expect to enter into an agreement pursuant to which, among other things,
(a) Vornado will agree under certain circumstances to offer the Company the opportunity to become lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) the Company will agree not to make any real estate investment or other REIT-Qualified Investment (as defined) unless it first offers Vornado the opportunity to make such investment and Vornado has rejected that opportunity.

                             VORNADO OPERATING INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                JANUARY 23, 1998
                                  (Unaudited)

     The following unaudited pro forma consolidated balance sheet sets forth the Company's historical balance sheet as of January 23, 1998, adjusted to give pro forma effect to the Distribution, the Interstate Transaction and the MME Offering as if such transactions had occurred as of such date. It should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Balance Sheet and Note thereto included elsewhere in this Prospectus. In management's opinion, all adjustments necessary to reflect the foregoing transactions as if they had occurred on such date have been made.

     This unaudited pro forma consolidated balance sheet is not necessarily indicative of what the actual financial position would have been at January 23, 1998 had the foregoing transactions occurred on such date, nor does it purport to represent the future financial position of the Company.

                                                          HISTORICAL     PRO FORMA        PRO FORMA
                                                           COMPANY      ADJUSTMENTS        COMPANY
                                                          ----------    -----------       ---------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS
Cash....................................................   $  25,000      $    97(1)       $25,097
                                                             =======       ======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Minority interest of Interstate in Company Sub..........   $      --      $ 2,484(2)       $ 2,484
Stockholders' equity:
  Common stock, par value $.01 per share (authorized and
     outstanding 1,000 shares as of January 23, 1998;
     10,000,000 shares authorized and 3,521,549 shares
     outstanding after pro forma adjustments)...........          --           39(3)            35
                                                                               (4)(2)
  Additional paid in capital............................      25,000       (2,480)(2)       22,578
                                                                              (39)(3)
                                                                               97(1)
                                                             -------       ------          -------
     Total stockholders' equity.........................      25,000       (2,387)          22,613
                                                             -------       ------          -------
          Total liabilities and stockholders' equity....   $  25,000      $    97          $25,097
                                                             =======       ======          =======

               See Notes to Pro Forma Consolidated Balance Sheet

                             VORNADO OPERATING INC.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

     1. Reflects the issuance and sale of 15,060 shares of Common Stock in connection with the MME Offering at a purchase price per share of $6.42.

     2. Reflects (a) the exchange by Interstate of 386,940 shares of Common Stock for a 9.9% undivided interest in all of the Company's assets and
         (b) the joint contribution of such assets by Interstate and the Company to Company Sub (a Delaware limited partnership through which the Company will hold its assets and conduct its business) in return for which Interstate will receive a 9.9% limited partnership interest and the Company will receive a 90.1% partnership interest therein.

     3. Reflects the issuance of 3,893,429 shares of Common Stock, par value $.01 per share, in connection with the Distribution.

======================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Available Information...............     2
Prospectus Summary..................     3
Risk Factors........................     9
The Distribution....................    14
Dividend Policy.....................    17
Selected Pro Forma Consolidated
  Financial Data....................    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    19
Business............................    20
Management..........................    24
Certain Transactions................    31
Description of Capital Stock........    32
Federal Income Tax Considerations...    37
Experts.............................    45
Validity of Common Stock............    45
Index to Financial Statements.......   F-1


THROUGH AND INCLUDING --, 1998 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================

======================================================

                               VORNADO OPERATING
                                    COMPANY
                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)
                                  ------------

                                   PROSPECTUS
                                  ------------
======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     Not applicable.

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the American Stock Exchange listing fee:

          Registration Fee -- Securities and Exchange Commission........  $  7,576
          American Stock Exchange Listing Fee...........................    20,000
          Legal Fees and Expenses (other than Blue Sky).................   700,000
          Accounting Fees and Expenses..................................    40,000
          Blue Sky Fees and Expenses, including Legal Fees..............    14,000
          Printing, including Registration Statement, Prospectus,
            etc.........................................................    40,000
          Transfer Agent and Registrar Fees.............................    25,000
          Miscellaneous Expenses........................................    25,000
                                                                            ------
                    Total...............................................  $871,576
                                                                            ======

ITEM 32. SALES TO SPECIAL PARTIES.

     See Item 33.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the formation of the Registrant, an affiliate of the Company has been issued a total of 1,000 shares of Common Stock for total consideration of $1,000 in cash. Such issuance was exempt from registration under Section 4(2) of the Securities Act.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Charter and By-laws of the Company provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Charter and By-laws of the Company relieve its directors from monetary damages for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Consequently, a director or officer will not be personally liable to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent that a present or former director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

     The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors. In addition, Vornado Realty L.P. has entered into indemnification agreements with all of the Company's directors and officers providing, subject to the terms therein, that Vornado Realty L.P. will indemnify such individuals to the full extent authorized or permitted by law for damages suffered by reason of the fact that any such individual is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements, all of which are included in the Prospectus:

        Balance Sheet of Vornado Operating Inc. as of January 23, 1998

         Pro Forma Consolidated Balance Sheet of Vornado Operating Inc. as of January 23, 1998

     (b) Exhibits


          EXHIBIT
            NO.                                   DESCRIPTION
          -------                                 -----------
     3.1          --      Form of Certificate of Incorporation*
     3.2          --      Form of By-laws*
     4.1          --      Specimen stock certificate*
     5            --      Opinion of Sullivan & Cromwell**
     8.1          --      Opinion of Sullivan & Cromwell
     8.2          --      Opinion of Shearman & Sterling
    10.1          --      Form of Intercompany Agreement between Vornado and the
                          Company*
    10.2          --      Form of Revolving Credit Agreement between Vornado Sub and the Company, together with related form of Line of Credit
                          Note*
    10.3          --      Form of 1998 Stock Omnibus Plan of Vornado Operating
                          Company*
    10.4          --      Form of Agreement of Limited Partnership of Vornado
                          Operating L.P.*
    10.5          --      VOI Share Purchase Option Agreement, dated as of January 23,
                          1998, between Vornado Operating Inc. and Merchandise Mart
                          Enterprises, L.L.C.*
    23.1          --      Consent of Sullivan & Cromwell (included in its opinion
                          filed as Exhibit 8.1)
    23.2          --      Consent of Deloitte & Touche LLP*
    23.3          --      Consent of Shearman & Sterling (included in its opinion
                          filed as Exhibit 8.2)
    24            --      Power of Attorney*


---------------

 * Previously filed.


** To be filed by amendment.

ITEM 37. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saddle Brook, State of New Jersey, on March 10, 1998.


                                          VORNADO OPERATING, INC.
                                            a Delaware corporation

                                          By:       /s/ STEVEN ROTH
                                            ------------------------------------
                                                        Steven Roth
                                             Chairman of the Board of Directors
                                               (Principal Executive Officer)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              Signature                                 Title                       Date
              ---------                                 -----                       ----

           /s/ Steven Roth              Chairman of the Board of Directors     March 10, 1998
--------------------------------------  (Principal Executive Officer) and
             Steven Roth                Director

                  *                     President and Director                 March 10, 1998
--------------------------------------
        Michael D. Fascitelli

          /s/ Irwin Goldberg            Vice President -- Chief Financial      March 10, 1998
--------------------------------------  Officer (Principal Financial and
            Irwin Goldberg              Accounting Officer)

                  *                     Director                               March 10, 1998
--------------------------------------
        Russell B. Wight, Jr.

                  *                     Director                               March 10, 1998
--------------------------------------
             Richard West

        *By: /s/ Joseph Macnow
--------------------------------------
            Joseph Macnow
           Attorney-in-Fact

                                    EXHIBITS


EXHIBIT
  NO.                            DESCRIPTION                           PAGE
-------                          -----------                           ----
 3.1     Form of Certificate of Incorporation*.......................
 3.2     Form of By-laws*............................................
 4.1     Specimen stock certificate*.................................
 5       Opinion of Sullivan & Cromwell**............................
 8.1     Opinion of Sullivan & Cromwell..............................
 8.2     Opinion of Shearman & Sterling
10.1     Form of Intercompany Agreement between Vornado and the
         Company*....................................................
10.2     Form of Revolving Credit Agreement between Vornado Sub and the Company, together with related form of Line of Credit
         Note*.......................................................
10.3     Form of 1998 Stock Omnibus Plan of Vornado Operating
         Company*....................................................
10.4     Form of Agreement of Limited Partnership of Vornado
         Operating L.P.*.............................................
10.5     VOI Share Purchase Option Agreement, dated as of January 23,
         1998, between Vornado Operating Inc. and Merchandise Mart
         Enterprises, L.L.C.*........................................
23.1     Consent of Sullivan & Cromwell (included in its opinions
         filed as Exhibit 8.1).......................................
23.2     Consent of Deloitte & Touche LLP*...........................
23.3     Consent of Shearman & Sterling (included in its opinion
         filed as Exhibit 8.2).......................................
24       Power of Attorney*..........................................


---------------

 * Previously filed.


** To be filed by amendment.